Exhibit 4.13

Confidential	Execution Copy

DATED 13 December 2010

IMMUTEP S.A.

- and -

GLAXO GROUP LIMITED

LICENCE & RESEARCH

COLLABORATION AGREEMENT

Certain information marked [***] has been excluded from the exhibit because it is not material and would likely cause competitive harm to the company if publicly disclosed.

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THIS AGREEMENT dated the         day of December 2010 (the “Effective Date”)

BETWEEN:

(1)	IMMUTEP S.A., a company organized under the laws of France with its registered offices at Parc Club Orsay, 2, rue Jean Rostand, 91893 ORSAY, France (“Immutep”); and

(2)	GLAXO GROUP LIMITED, a company existing under the laws of England and Wales, having its registered office at Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex, UB6 0NN, England (“GSK”).

BACKGROUND

Immutep is a biotechnology company, which has developed expertise in relation to the Monoclonal Antibody with LAG-3 positive (LAG-3+) cell depleting activity (as defined below).

GSK possesses expertise in the pharmaceutical research, development, manufacturing and commercialization of human pharmaceuticals, and GSK is interested in researching and developing the Monoclonal Antibody as a drug product;

GSK desires to obtain an exclusive licence to the Monoclonal Antibody and other related technologies and know-how owned or controlled by Immutep, and Immutep is willing to grant such a licence on the terms set out in this Agreement; and

In addition to the above licence, Immutep and GSK desire to engage in a collaborative effort pursuant to which Immutep shall carry out certain research with regard to the Monoclonal Antibody in the Field.

NOW, THEREFORE, in consideration of the mutual covenants set out below in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1 DEFINITIONS

As used in this Agreement and the Schedules to this Agreement the following capitalized terms, whether used in the singular or plural, shall have the meanings set out below:

1.1

“Acceptance” means, with respect to a Marketing Authorisation Application filed for a Licensed Product, (a) in the United States, the receipt by GSK of written notice from the FDA in accordance with 21 CFR 314.101(a)(2) that such Marketing Authorisation Application is officially “filed”, (b) in the European Union, receipt by GSK of written notice of acceptance by the EMA of a Marketing Authorisation Application for filing under the centralized European procedure; provided, that if the centralized filing procedure is not used, then Acceptance shall be determined upon the acceptance of such Marketing Authorisation Application by a Regulatory Authority in the first of the following countries: UK, France, Germany, Italy or Spain.

1.2	“Affiliate” means any partnership, corporation or other entity which is directly or indirectly Controlling, Controlled by or under common Control with or of a Party for so long as such Control exists.

1.3	“Alliance Manager” has the meaning assigned to such term in Clause 6.11.

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1.4

“Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidances, ordinances, judgments, decrees, directives, injunctions, orders, permits (including Marketing Approvals) of or from any court, arbitrator, mediator, Regulatory Authority or governmental agency or authority having jurisdiction over or related to the subject item.

1.5	“Business Day” means any day other than a Saturday or Sunday on which banking institutions in London, England are open for business.

1.6

“Calendar Quarter” means the period beginning on the Effective Date and ending on the last day of the calendar quarter in which the Effective Date falls, and thereafter, each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31.

1.7

“Calendar Year” means the period beginning on the Effective Date (or, with respect to the year in which a Licensed Product is first launched, the date of the First Commercial Sale of such Licensed Product in the first country in which a First Commercial Sale occurs) and ending on December 31st of the calendar year in which the Effective Date (or such First Commercial Sale) falls, and thereafter, each successive period of twelve (12) consecutive calendar months commencing on January 1 and ending on December 31.

1.8

“Change of Control” shall mean either: (a) a sale of all or substantially all of the assets of Immutep in one or a series of integrated transactions not in the ordinary course of business to a Third Party; or (b) a transaction or series of transactions that results in the holders of outstanding voting securities of Immutep immediately prior to such transaction not beneficially owning, directly or indirectly, at least fifty percent (50%) of the combined outstanding voting power of the acquiring entity (or of Immutep if it is the surviving entity in any merger or consolidation), or its direct or indirect parent entity, immediately after such transaction or series of related transactions.

1.9

“Collaboration IP” means collectively, the Immutep Non-Licensed Arising IP, Immutep Licensed Arising IP, GSK Non-Licensed Arising IP, GSK Licensed Arising IP, Joint Non-Licensed Arising IP and the Joint Licensed Arising IP.

1.10

“Collaboration Patents” means collectively, the Immutep Licensed Arising Patents, the Immutep Non-Licensed Arising Patents, the GSK Licensed Arising Patents, the GSK Non-Licensed Arising Patents, the Joint Licensed Arising Patents and the Joint Non-Licensed Arising Patents.

1.11

“Commercially Reasonable Endeavours” means commercially reasonably endeavours in the conduct of each Party’s activities, as provided under the Agreement, in the research, development and commercialisation of the Licensed Product, such endeavours to be consistent with the endeavours and resources normally used by the respective Party in the exercise of its reasonable business discretion relating to a pharmaceutical product owned by it or to which it has exclusive rights, with similar product characteristics, which is of similar market potential at a similar stage in its development or product life, taking into account issues of scientific risk, patent coverage, safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory structure involved, the profitability of the applicable products (including pricing and reimbursement status likely to be achieved), and other relevant factors, including technical, legal, scientific and/or medical factors.

1.12	“Confidential Information” has the meaning assigned to such term in Clause 12.1.

1.13	“Control,” “Controls,” “Controlled” or “Controlling” means;

1.13.1

in respect of any partnership, corporation or other entity, the direct or indirect ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of the subject entity having the power to vote on or direct the affairs of the entity, (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction). Any other relationship which in fact results in actual control over the management, business and affairs of an entity shall also be deemed to constitute Control; and

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1.13.2

in respect of any Patent, Know-How or other Intellectual Property whether owned by or licensed to an entity, the possession of the legal right and ability to grant the respective licenses or sublicenses as provided herein without violating the terms of any agreement or other arrangement with any Third Party;

and the expressions Controlling and Controlled by shall be interpreted accordingly.

1.14	“Disclosing Party” has the meaning assigned to such term in Clause 12.1.

1.15	“EMA” means the European Medicines Agency and any successor entity thereto.

1.16	“Executive Officer” has the meaning assigned to such term in Clause 6.7.

1.17	“FDA” means the U.S. Food and Drug Administration and any successor entity thereto.

1.18	“Field” means [***].

1.19

“First Commercial Sale” means, with respect to the Licensed Product, the first lawful sale, transfer or disposition for value of such Licensed Product in the Territory having received Acceptance; provided, that, the following shall not constitute a First Commercial Sale: (a) any sale to an Affiliate or Sub-licensee unless the Affiliate or Sub-licensee is the last entity in the distribution chain of the Licensed Product and is purchasing it for its own commercial use, (b) any use of such Licensed Product in clinical studies or other research or development activities, or disposal or transfer of such Licensed Product for a bona fide charitable purpose, (c) compassionate use, (d) so called “treatment IND sales” and “named patient sales”, (e) registration samples, and the like.

1.20	“Good Data Management Practices” has the meaning assigned to such term in Clause 4.3.3.

1.21	“GSK Arising IP” means GSK Non-Licensed Arising IP and the GSK Licensed Arising IP.

1.22	“GSK Arising Patents” means any and all Patents within the GSK Licensed Arising IP and the GSK Non-Licensed Arising IP.

1.23	“GSK Background IP” means any and all Intellectual Property which exists as of the Effective Date or is generated outside of the Agreement, which in either case is Controlled by GSK or its Affiliates.

1.24	“GSK Licensed Arising IP” has the meaning assigned to such term in Clause 9.3.1(d).

1.25	“GSK Non-Licensed Arising IP” means any Intellectual Property which is invented solely by GSK during the Research Programme, and which has not arisen directly from the use of the Merck-Serono IP.

1.26	“GSK Programme IP” mean any Intellectual Property made or generated pursuant to this Agreement, independently of the Research Programme.

1.27	“Immutep Licensed Arising IP” means any Intellectual Property which is invented solely by Immutep during the Research Programme, which has arisen directly from the use of the Merck-Serono IP.

1.28	“Immutep Non-Licensed Arising IP” means any Intellectual Property which is invented solely by Immutep during the Research Programme, which has not arisen directly from the use of the Merck-Serono IP.

1.29	“Immutep Licensed Arising Patents” means any and all Patents within the Immutep Licensed Arising IP.

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1.30	“Immutep Non-Licensed Arising Patents” means any and all Patents within the Immutep Non-Licensed Arising IP.

1.31

“Immutep Background IP” means any and all Intellectual Property, which shall exclude the Merck-Serono IP, as of the Effective Date which (a) is Controlled by Immutep or its Affiliates; and (b) relates to the Monoclonal Antibody or otherwise is necessary for the research and development of the Monoclonal Antibody and/or the Licensed Product, and/or the commercialization of the Licensed Product.

1.32	“Immutep Background Patents” means any and all Patents within the Immutep Background IP as of the Effective Date, including Monoclonal Antibody Patents.

1.33

“Immutep Intellectual Property” means any Intellectual Property owned or Controlled by Immutep or its Affiliates as of the Effective Date and during the Term collectively, the Immutep Background IP, Immutep Know-How, the Immutep Non- Licensed Arising IP, the Immutep Licensed Arising IP, the Immutep interest in the Joint Non-Licensed Arising IP and the Immutep interest in the Joint Licensed Arising IP, all of which shall exclude the Merck-Serono IP.

1.34	“Immutep Know-How” means any Know-How owned or Controlled by Immutep or its Affiliates as of the Effective Date and/or during the Research Term.

1.35

“IND” means any investigational new drug application filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto. References herein to IND shall include, to the extent applicable, any comparable filing(s) outside the U.S. (such as a Clinical Trial Application in the European Union).

1.36	“Indemnitee” has the meaning assigned to such term in Clause 14.3.

1.37

“Indication” means a distinct disease category (for example, cancer versus inflammation) and does not mean a different type or subpopulation within the same primary disease (for example, colon cancer versus breast cancer) which shall be determined in reference to the version of the World Health Organization ICD-10 applicable as of the Effective Date such distinction to be derived from the distinct chapters I-XXII contained therein. Each chapter sub-heading shall be treated as one indication. By way of example, as of the date of this Agreement, the applicable ICD- 10 refers to “Diseases of the musculoskeletal system and connective tissue (M00- M99)” which is understood by the Parties to be a chapter heading. “Arthopathies (M00-M25)” is understood by the Parties to be a sub-chapter heading.

1.38

“INSERM Agreement” means the agreement entered into between Inserm Transfert, Universite de Nantes and Immutep effective as of 30 April, 2007, concerning the management and exploitation of a jointly filed patent application regarding an anti-LAG-3 monoclonal antibody and its use in the treatment of certain diseases, as amended, attached hereto at Schedule 8.

1.39	“INSERM Research Collaboration Agreement” entered into between INSERM and Immutep dated February 22, 2006 (INSERM TRANSFERT reference number 04170A10), as amended, as attached hereto at Schedule 9.

1.40

“INSERM TRANSFERT” means the limited company organized under the laws of France, whose registered headquarters is located at 7 rue Watt, 75013 PARIS, France, acting as delegate of Institut National de la Santé et de la Recherche Médicale (hereinafter referred to as “INSERM”), as laid out in more detail in the INSERM Agreement.

1.41

“Institut Gustave Roussy Agreement” means the licence agreement by and between Institut Gustave Roussy, INSERM and ARES TRADING SA pursuant to which ARES Trading SA has the right to license certain patents and patent applications relating to LAG-3 and know-how related thereto as stated in the first recital of the Merck-Serono Agreement.

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1.42

“Intellectual Property” means Patents, Know-How, utility models, and other like forms of protection, copyrights, database rights, rights in databases, trade names, trade or service marks (whether registered or unregistered), domain names, design rights (whether registered or unregistered), including all applications for registration for the foregoing and all other similar proprietary rights as may exist anywhere in the world.

1.43	“Invoice” means any invoice submitted to GSK by Immutep under this Agreement.

1.44	“Joint Licensed Arising IP” has the meaning assigned to such term in Clause 9.3.1(f).

1.45	“Joint Licensed Arising Patents” means any and all Patents within the Joint Licensed Arising IP.

1.46

“Joint Non-Licensed Arising IP” means any Intellectual Property which is invented during the Research Programme which has not arisen directly from the use of the Merck-Serono IP, and which is not separable into either Immutep Non-Licensed Arising IP, or GSK Non-Licensed Arising IP (for patent applications, to the extent that a single claim spans subject matter falling under both Immutep Non-Licensed Arising IP or GSK Non-Licensed Arising IP).

1.47	“Joint Non-Licensed Arising Patents” means any and all Patents within the Joint Non-Licensed Arising IP.

1.48	“Joint Patent Subcommittee” or “JPS” has the meaning set out in Clause 6.10.

1.49	“Joint Steering Committee” or “JSC” has the meaning set out in Clause 6.1.

1.50

“Know-How” means unpatented technical, scientific and other know-how, materials and information, trade secret, knowledge, technology of a Party that is maintained as a trade secret and is not generally known except by way of any breach of this Agreement by either Party, including, but not limited to, the items set out in Schedule 7, ideas, concepts, inventions, discoveries, data, formulae, specifications, information, materials, models, assays, analytical processes and SOPs, materials relating to assays, analytical systems or processes, procedures for experiments and tests and results of experimentation and testing, results of research and development including laboratory records, data relating to pharmacology of products (including data relating to toxicology, bioavailability, metabolism, metabolites and pharmacokinetics), clinical trial data, case report forms, data analyses, reports or summaries and information contained in submissions to and information from ethical committees and Regulatory Authorities, procedures, data and reports relating to the development, supply and manufacture of drug substance and drug products. The fact that a part of a compilation of data is generally known except by way of any breach of this Agreement by either Party shall not prevent the compilation of data as such, or any one or more of the other elements of the compilation from being Know- How, if, in the latter case, such remaining portions or elements are still being maintained as a trade secret.

1.51	“LAG-3” means the protein termed Lymphocyte Activation Gene-3, also known as CD223, (Swiss-Prot: P18627, Genbank: NM_002286 (human ortholog)) or any variant thereof.

1.52	“Licensed Product” means any one product containing the Monoclonal Antibody as a therapeutically active ingredient, in final form for sale by prescription, over-the- counter, or any other method.

1.53	“Losses” has the meaning set out in Clause 14.1.

1.54	“Managed Patents” means Monoclonal Antibody Patents, Immutep Non-Licensed Arising Patents, Immutep Licensed Arising Patents, Joint Non-Licensed Arising Patents and the Joint Licensed Arising Patents.

1.55	“Materials” has the meaning set out in Clause 4.12

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1.56

“Marketing Approval” means all regulatory approvals, licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacturing, use, storage, import, transport and sale, and in the European Union, where necessary, pay or approval of price and/or reimbursement for Licensed Products in a regulatory jurisdiction.

1.57

“Marketing Authorisation Application” means, with respect to the Licensed Product, an NDA and all amendments and supplements thereto with respect to a pharmaceutical product necessary for Regulatory Approval of a pharmaceutical product in the United States and any marketing authorisation application or other equivalent application filed with any other applicable Regulatory Authority.

1.58	“Member” has the meaning set out in Clause 6.3.

1.59	“Merck-Serono Agreement” means the licence agreement between Ares Trading S.A. and Immutep, effective as of December 9, 2002 as amended, attached at Schedule 10.

1.60	“Merck-Serono Know-How” means any and all Know-How within the Merck- Serono IP the details of which are attached hereto at Schedule 7.

1.61	“Merck-Serono IP” means the Merck-Serono Know-How and the Merck-Serono Patents.

1.62	“Merck-Serono Patents” means any and all Patents within the Merck-Serono IP the details of which are attached at Schedule 6.

1.63	“Monoclonal Antibody” means any monoclonal antibody, fragment, modifications or derivative thereof, which binds to LAG-3 and causes [***].

1.64

“Monoclonal Antibody Patents” means those Patents listed in Schedule 4; any extensions, registrations, confirmations, reissues, supplementary protection certificates, re-examinations and renewals thereof; any provisional applications, substitutions, continuations, continuations-in-part, divisionals and renewals thereof; any validations and revalidations; and any foreign counterparts of any of the foregoing.

1.65

“NDA” means a New Drug Application (as more fully defined in Title 21 of the U.S. Code of Federal Regulations, Clause 314.50 et seq. or its successor regulation) filed with the FDA, or the analogous application filed with any other Regulatory Authority outside the United States (including the EMA), and all amendments and supplements thereto.

1.66

“Net Sales” means with respect to any Licensed Product, the gross invoiced sales price, exclusive of sales taxes (such as value added tax or its equivalent) of such product sold by either GSK, its Affiliates or Sub-licensees (in each case, the “Selling Party”), in finished product form, packaged and labelled for sale, under this Agreement in arm’s length sales to Third Parties, less the following deductions, if not previously deducted, which are actually incurred, allowed, paid, accrued or specifically allocated to the Third Party customer by the Selling Party (to the extent actually taken by such Third Party customer) on such sales for:

[***].

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Any of the deductions listed above that involves a payment by GSK shall be taken as a deduction in the Calendar Quarter in which the payment to Immutep is incurred. For purposes of calculating the Net Sales of bundled products, deductions shall be apportioned across all products in the bundle on a fair and reasonable basis, provided that the percentage rebate or discount apportioned to the Licensed Product shall not exceed the percentage rebate or discount applied in total to the bundled products.

Sales between GSK and its Affiliates or Sub-licensees shall be excluded from the computation of Net Sales and no payments will be payable on such sales, except where any such Affiliate or Sub-licensee is the last entity in the distribution chain for the product and is purchasing it for its own commercial use. In addition, Licensed Product provided to patients for compassionate use will not be included in Net Sales. The Parties agree that, in the event that either Party proposes that this definition of Net Sales be amended to reflect changes required by the adoption of new accounting standards applicable to a Selling Party, whether due to merger, acquisition, business combination or other similar transaction with, by or into another entity or required by law, the other Party shall consider such proposal reasonably and in good faith.

1.67	“Orphan Indication” means an Indication so defined by any applicable Regulatory Authority anywhere in the Territory.

1.68	“Party” means either GSK or Immutep and Parties means both of them;

1.69	“Patents” mean:

1.69.1

issued and unexpired letters patent, including patent extensions, paediatric extensions, supplementary protection certificates and any other rights, registrations, confirmations, reissues, re-examinations and renewals thereof;

1.69.2	patent applications pending approval, including all provisional applications, substitutions, continuations, continuations-in-part, divisional, validations, revalidations and renewals thereof, and

1.69.3	foreign counterparts of any of the foregoing.

1.70

“Patent Costs” means the reasonable fees and expenses paid to outside legal counsel, and filing, maintenance and other reasonable out-of-pocket expenses paid to Third Parties, including official fees and renewal fees paid to patent offices, in connection with the prosecution and maintenance of Patents.

1.71	“Payment Report” has the meaning assigned to such term in Clause 8.11.1.

1.72

“Phase I Clinical Trial” means a clinical trial of a pharmaceutical product candidate that generally provides for the first introduction into humans of such product with the primary purpose of determining safety, metabolism and pharmacokinetic properties and clinical pharmacology of such product candidate.

1.73

“Phase II Clinical Trial” means a clinical trial of a pharmaceutical product on human subjects which is a controlled dose-ranging study designed to evaluate the efficacy and safety of a product in the target patient population.

1.74

“Phase III Clinical Trial” means one or more clinical trials on sufficient numbers of subjects, which trial(s) are designed to (a) establish that a drug is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the drug in the dosage range to be prescribed; and (c) provide substantial evidence of efficacy necessary to satisfy requirements for Regulatory Approvals (such as a combined Phase II/Phase III study).

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1.75	“Receiving Party” has the meaning assigned to such term in Clause 12.1.

1.76

“Regulatory Approval” means, with respect to any particular jurisdiction, any and all approvals (excluding price and reimbursement approvals), licenses, registrations, or authorizations of any country, federal, supranational, state or local regulatory agency, department, bureau or other government entity that are necessary for the manufacture, use, storage, import, transport or sale of a product in such jurisdiction.

1.77

“Regulatory Authority” or “Regulatory Authorities” means the FDA in the U.S. and any other regulatory authority(ies) in any country in the Territory that holds responsibility for granting Marketing Approval for a product in such country(ies), in each case together with any successor(s) thereto.

1.78

“Research Plan” means the research plan mutually agreed by Immutep and GSK, which defines the activities to be performed by Immutep under the Research Programme. An initial Research Plan is attached hereto as Schedule 1. Any subsequent amendments to the Research Plan shall be agreed by the JSC.

1.79

“Research Programme” means any programme of discovery, identification, research, characterization, modification and optimization carried out by Immutep with the principal goal to investigate the potential for therapeutic intervention utilizing the Monoclonal Antibody in the Field, as mutually agreed by the Parties and set out in the Research Plan.

1.80	“Research Term” means the period commencing on the Effective Date and ending on the earliest of;

[***].

1.81

“Safety Concern” means any of (i) the FDA or any equivalent Regulatory Authority has issued an order or decree permanently prohibiting the further clinical use of the Licensed Product and/or Monoclonal Antibody, and/or terminate the IND under 21 CFR 312.44 on grounds of safety (or equivalent grounds under other Applicable Laws), other than as a result of any failure of GSK or its Affiliates to comply with any applicable requirement of regulations 21 CFR 312.50 or 21 CFR 312.56 (or equivalent grounds under other Applicable Laws of other countries); or (ii) a clinical hold has been imposed by the FDA or any other equivalent Regulatory Authority whereby the clinical trial has been definitively converted to “inactive status” under 21 CFR 312.45 on grounds of safety (or equivalent grounds under other Applicable Laws).

1.82	“Subcommittee” has the meaning assigned to such term in Clause 6.9.

1.83

“Sub-licensee” means any Third Party or any Affiliate thereof to which a license is granted by a Party under Intellectual Property or Know-How owned or Controlled by the other Party in accordance with the terms of this Agreement in respect of the rights pursuant to the research, development and commercialisation of the Monoclonal Antibody and/or the Licensed Product.

1.84	“Term” has the meaning assigned to such term in Clause 15.1.

1.85	“Territory” means all of the countries and territories of the world.

1.86	“Third Party” means any entity other than Immutep, GSK or an Affiliate of Immutep or GSK.

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1.87	“Transferee” has the meaning assigned to such term in Clause 4.12.

1.88	“Transferor” has the meaning assigned to such term in Clause 4.12.

1.89	“United States” or “U.S.” means the United States of America and its territories and possessions.

1.90

“Valid Claim” means a claim in an issued, in force and unexpired patent that (a) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction not subject to further appeal, (b) has not been revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, and (c) has not been rendered unenforceable through disclaimer, abandonment, withdrawal, dedication to the public, allowing to lapse through non-payment of renewal fees or otherwise. For clarity, a claim within a pending patent application shall not be a Valid Claim.

1.91

“VAT” means the tax imposed by Council Directive 2006/112/EC of the European Community and any national legislation implementing that directive together with legislation supplemental thereto and in particular, in relation to the United Kingdom, the tax imposed by the Value Added Tax Act of 1994 or other tax of a similar nature imposed elsewhere instead of or in addition to value added tax.

1.92	In this Agreement:

1.92.1	all references to a particular Clause or Schedule shall be a reference to that Clause or Schedule in or to this Agreement as it may be amended from time to time pursuant to this Agreement;

1.92.2	the headings are inserted for convenience only and shall be ignored in construing this Agreement;

1.92.3	words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa;

1.92.4

words denoting persons shall include any individual, partnership, company, corporation, joint venture, trust association, organisation or other entity, in each case whether or not having separate legal personality;

1.92.5	the words “include”, “included” and “including” are to be construed without conveying any limitation to the generality of the preceding words;

1.92.6	reference to any statute or regulation includes any modification or re- enactment of that statute or regulation; and

1.92.7

any reference to notices or consent being sought or given in writing shall require the consent or notice to be signed by an appropriately authorised person and shall not include consents or notices conveyed by email.

2 GRANT OF LICENCES

2.1	GSK Licence

2.1.1	Subject to the terms and conditions of this Agreement, Immutep hereby grants to GSK:

(a)	an exclusive royalty-bearing licence (even as to Immutep, except as set forth in Clause 2.1.3(b) and Clause 2.2) under the Immutep Intellectual Property;

(b)	an exclusive royalty-bearing sub-licence (even as to Immutep except as set forth in Clause 2.1.3(b) and Clause 2.2) under the Merck-Serono IP,

only to research, develop, make, have made, use, offer to sell, sell and import the Monoclonal Antibody and the Licensed Products in the Territory for use in the Field. For the avoidance of doubt, nothing in this Clause 2.1.1 shall be deemed to grant GSK any right for GSK to research, develop, make, have made, use, offer to sell, sell and import any compounds covered or claimed in the Immutep Intellectual Property, and/or the Merck-Serono IP other than the Monoclonal Antibody and/or the Licensed Product.

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2.1.2	GSK shall have the right to grant sub-licences under the rights and licences granted to it under Clause 2.1.1, without seeking the prior written consent of Immutep.

2.1.3	The rights granted to GSK pursuant to Clause 2.1.1 shall not include:

(a)

the rights of INSERM and the parties to the INSERM Agreement other than Immutep pursuant to the INSERM Agreement to the extent that the obligations of Immutep to GSK pursuant to Clause 2.1.1 and Clause 7 are not otherwise affected; and

(b)	the rights of Immutep under the Immutep Intellectual Property and Merck- Serono IP to the extent that the obligations of Immutep to GSK pursuant to Clause 2.1.1 and Clause 7 are not affected.

2.2	Immutep Rights and Obligations

2.2.1

Notwithstanding Clause 2.1, Immutep shall have a non-transferable right under the Immutep Intellectual Property solely to the extent necessary or useful to discharge its obligations in relation to the Research Programme.

2.2.2

GSK hereby grants to Immutep a non-exclusive licence to use the GSK Background IP and GSK Arising IP solely to the extent necessary or useful to discharge Immutep’s obligations in relation to the Research Programme. This licence shall not be sublicenseable without the prior consent of GSK, which may be withheld.

2.3

Sublicensing. To the extent either Party is permitted to grant sub-licences under the licences granted to it under this Clause 2, such Party shall have the right to grant such sub-licences through multiple tiers of Sub-licensees; provided that:

2.3.1	any such sub-licence is consistent with and subject to the terms of this Agreement and shall terminate automatically upon termination of the corresponding licence hereunder; and

2.3.2	neither Party shall be relieved of its obligations pursuant to this Agreement as a result of such sub-licence;

2.3.3	each such Party permitted to grant sub-licenses shall procure a written agreement from any Sub-licensee that its rights under:

(a)	such sub-licence shall comply in all respects with such Party’s obligations under this Agreement; and

(b)	such sub-licence shall comply in all respects with such Party’s obligations under the Merck-Serono Agreement or under the INSERM Agreement, as applicable.

2.3.4	where GSK grants a sub-licence under the Immutep Intellectual Property and/or the Merck Serono IP to a Third Party, GSK shall ensure that:

(a)	any such Sub-licensee shall not be granted rights that exceed the scope of the rights granted to GSK under this Agreement with respect to the Immutep Intellectual Property and/or Merck Serono IP;

(b)

prior to the execution of any sub-licence agreement relating to the Immutep Intellectual Property, GSK shall provide IMMUTEP with notification of the identity and address of the Sub-Licensee, as well as such terms of the licence as GSK deems reasonably necessary, for approval by INSERM, which shall not be withheld except if INSERM TRANSFERT gives written demonstration that the prospective licence to Sub-Licensee affects its legitimate interests. After [***] of the above-mentioned notification, the absence of response from IMMUTEP shall be considered as an approval; and

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(c)

promptly following the execution of any sub-licence agreement with any Sub-licensee, GSK shall provide IMMUTEP with a signed copy of the sub-licence agreement with such provisions redacted which GSK deems reasonably necessary. Any information disclosed to IMMUTEP shall constitute the Confidential Information of GSK, however IMMUTEP is hereby duly authorised by GSK to provide INSERM TRANSFERT with a signed copy of such sub-licence agreement provided that IMMUTEP notifies INSERM that such sub-licence agreement constitutes the Confidential Information of IMMUTEP as defined in the INSERM Agreement.

2.4

No Implied Licenses. No licence or other right is or shall be created or granted hereunder by implication, estoppel or otherwise. All such licences and rights are or shall be granted only as expressly provided in this Agreement.

2.5

In Licenses. The licenses granted by IMMUTEP to GSK under this Agreement are subject to the terms and conditions of the Merck-Serono Agreement and of the INSERM Agreement that IMMUTEP provides to GSK hereunder in Schedule 8 and in Schedule 10. GSK, as a Sub-licensee, agrees to be bound by the terms and conditions of the Merck-Serono Agreement (as attached in Schedule 10) only to the extent that they are applicable to a Sub-licensee. For clarity, GSK does not agree to be bound by any subsequent amendment to the Merck-Serono Agreement from the Effective Date.

3 RIGHTS AND OBLIGATIONS OF GSK

3.1.1

GSK will use Commercially Reasonable Endeavours to develop and commercialise one (1) Licensed Product under its licence in Clause 2.1. This obligation shall not prevent GSK from exercising any right to develop and commercialise additional Licensed Product(s) claimed by the Immutep Intellectual Property under the terms of this Agreement.

3.1.2	GSK shall have full control, authority and responsibility for the development of the Licensed Product in the Field within the Territory.

3.1.3	GSK shall have full control, authority and responsibility for manufacturing the Monoclonal Antibody and the Licensed Product in the Field within the Territory.

3.1.4

GSK shall have full control, authority and responsibility for the commercialisation of the Licensed Product in the Field within the Territory (which shall for the avoidance of doubt include the full control, authority and responsibility to make, have made, market, use, import, offer to sell, and sell the Licensed Product). GSK shall have final decision-making authority, in its sole discretion, relating to the commercialisation of the Licensed Product in the Field in the Territory, including pricing and reimbursement for the Licensed Product, product advertising and promotional materials, the Licensed Product packaging, sales force training and all interactions with Regulatory Authorities regarding the commercialisation of the Licensed Product including as applicable those related to recall or market withdrawal of the Licensed Product. All Regulatory Approvals shall be owned and held by GSK, its Affiliates or Sub-licensees both during and after the Term. GSK shall have sole authority and responsibility for distributing and booking all sales in the Territory.

3.1.5

Notwithstanding any other provision of this Agreement, GSK shall have the right, in its sole discretion, immediately and permanently to discontinue development, manufacture and commercialisation of the Licensed Product without further payment to Immutep (except any payment accruing prior to this time and unpaid) or to take other reasonable action, including, without limitation instituting a recall of the Licensed Product. In such event that GSK decides to terminate the development and/or commercialisation of the Monoclonal Antibody and/or Licensed Product, then such decision shall be taken in accordance with Clause 3.4 and the provisions of Clause 15 shall apply.

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3.2

Development Costs. GSK, its Affiliates and/or Sub-licensees, as applicable, shall bear all costs for the development of the Licensed Product in the Field and for the manufacture and commercialisation of the Licensed Product in the Field within the Territory.

3.3

Reports. GSK shall provide reasonable progress updates to Immutep on the status of the Licensed Product within [***] of the end of each Calendar Year which shall constitute Confidential Information of GSK. Immutep shall have the right to provide INSERM TRANSFERT and Ares Trading SA with information derived from such reasonable progress updates, as required under the INSERM Agreement and the Merck-Serono Agreement respectively, and such information shall constitute Confidential Information of GSK provided however, that with respect to the obligations of Immutep under the Merck-Serono Agreement, Immutep shall not disclose to Ares Trading S.A. any Confidential Information of GSK including the items contained in this Clause 3.3 without the prior written approval of GSK.

3.4

Cessation of Development. In the event that GSK formally decides by way of a public statement or a documented decision by a GSK internal research and development investment committee to cease all development, manufacture and/or commercialisation of all Licensed Products and/or this Agreement, it shall so notify Immutep as soon as reasonably practicable thereafter. Such notification in accordance with this Clause 3.4 shall be deemed to be a notice of termination in respect of all the Licensed Products in accordance with Clause 15.

4 RESEARCH COLLABORATION

4.1

Overview. Pursuant to this Agreement and as further provided in this Clause 4, during the Research Term Immutep will undertake an agreed collaborative Research Programme as laid out in the Research Plan, under the supervision of the JSC. The primary goal of the Research Programme is to investigate the potential for therapeutic intervention utilising the Monoclonal Antibody in the Field, for further development and commercialisation by GSK under the licence granted to GSK pursuant to Clause 2.1 above.

4.2

Research Plan. An initial outline Research Plan has been agreed by the Parties and is attached hereto as Schedule 1 to the Agreement. The Research Plan may be supplemented or amended from time to time pursuant to Clause 6.1.2.

4.3	Conduct of Research Plan.

4.3.1

Immutep shall use its Commercially Reasonable Endeavours to undertake all the activities allotted to it in the Research Plan, and to complete such activities in accordance with any timelines set out in the Research Plan. Immutep shall perform its activities under the Research Plan at all times in material compliance with all Applicable Laws and in accordance with good scientific and clinical practices. For clarity, Immutep shall use personnel with all necessary skills and experience as are required to accomplish efficiently and expeditiously the objectives of the Research Programme as set forth in the Research Plan in good scientific manner and in compliance with all material respects with all Applicable Laws.

4.3.2	Without limiting the above, Immutep further agrees to perform its activities under the Research Plan at all times in material compliance with those GSK policies identified in this Agreement.

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4.3.3	Immutep acknowledges the importance to GSK of ensuring that the Research Programme is undertaken in accordance with the following good data management practices (“Good Data Management Practices”):

(i)	Data is being generated using sound scientific techniques and processes;

(ii)	Data is being accurately recorded in accordance with good scientific practices by persons conducting Research Programme hereunder;

(iii)	Data is being analyzed appropriately without bias in accordance with good scientific practices;

(iv)	Data and results are being recorded in accordance with GSK guidelines in a GSK lab notebook (provided by GSK), and such lab notebooks are being stored securely and can be easily retrieved, and

(v)

Data trails exist to easily demonstrate and/or reconstruct key decisions made during the conduct of the Research Programme, presentations made about the Research Programme and conclusions reached with respect to the Research Programme.

4.3.4

Immutep agrees that it shall carry out the Research Programme and collect and record any data generated therefrom in a manner consistent with the specific requirements set forth in the Research Plan. At any time during the term of this Agreement, GSK may request changes to the specific requirements set forth in the Research Plan, where GSK reasonably believes such changes are required to ensure that the Research Programme is undertaken in compliance with Good Data Management Practices.

4.3.5

GSK shall be permitted, in its sole discretion and at no additional charge to GSK, to undertake on-site compliance audits of Immutep’s Good Data Management Practices, as provided for in the Research Programme, on providing Immutep with [***]written notice of GSK’s intent to do so and subject to all personnel conducting such audit signing a confidentiality undertaking acceptable to Immutep, abiding by all of Immutep’s site access rules and not disrupting or interfering with Immutep’s day-to-day business.

4.3.6

If GSK determines during the audit that Immutep has not conducted the Research Programme under Good Data Management Practices, GSK will inform Immutep and Immutep will have [***] to rectify the identified issue. If Immutep does not or is unable to rectify the issues identified by GSK, GSK may chose to terminate the Research Programme on [***] written notice to Immutep. Termination of the Research Programme by GSK, shall not entitle GSK to terminate this Agreement pursuant to Clause 15.2.1.

4.3.7

If Immutep commits a material breach of any of Immutep’s obligations pursuant to this Clause 4, and fails to cure such material breach within [***] of receipt of a written notice from GSK as to the material breach and requiring remedy, or if cure cannot be reasonably effected within such [***] period, delivery by Immutep of a plan for curing such material breach that is sufficient to effect a cure within a reasonable timeframe, with assurances acceptable to GSK, Immutep shall thereafter carry out the plan and cure the material breach within the agreed timeframe. If Immutep has not cured the material breach accordingly, then, GSK may terminate the Research Programme immediately upon notice to Immutep.. Termination of the Research Programme by GSK, shall not entitle GSK to terminate this Agreement pursuant to Clause 15.2.1.

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4.4	Termination of the Research Programme.

4.4.1

GSK may terminate the Research Programme pursuant to Clause 15.2.1 and Clause 15.2.2 and/or pursuant to a Change of Control, and such termination shall not affect this Agreement, which shall continue to remain in full force and effect. Upon such termination of the Research Programme, Immutep shall provide a final report in accordance with Clause 4.6 and shall return to GSK, or destroy, all Confidential Information of GSK, in accordance with Clause 4.7. For clarity, the licence granted to GSK pursuant to Clause 2.1 of this Agreement shall survive the termination of the Research Programme and continue on the terms of this Agreement.

4.4.2

Immutep may terminate the Research Programme without cause upon the provision of a [***] written notice to GSK and upon the expiry or termination of the Research Programme, Immutep shall provide a final report in accordance with Clause 4.6 and shall return to GSK, or destroy, all Confidential Information of GSK, in accordance with Clause 4.7. If Immutep terminates the Research Programme within [***] following any payment made by GSK to Immutep pursuant to Clause 4.5, Immutep shall re-imburse to GSK prorata temporis the most recent payment made by GSK to Immutep pursuant to Clause 4.5.

4.5

Costs of Research. Subject to the remainder of this Clause 4.5 and the provisions of Clause 16 or unless expressly agreed to the contrary in writing by the unanimous agreement of all JSC Members, Immutep shall be responsible for the costs that it incurs in performing the activities allotted to it in the Research Plan. Notwithstanding, GSK shall pay to Immutep [***] within [***] following receipt by GSK of an Invoice from Immutep on or after the Effective Date. GSK shall subsequently pay to Immutep [***] within [***] following receipt by GSK of an Invoice from Immutep on or after the first annual anniversary of the Effective Date. However, if GSK terminates the Research Programme pursuant to this Agreement after the first payment of [***] and prior to the first anniversary , GSK shall not be required to pay Immutep the second payment of [***].

4.6

Reports. Immutep shall provide reasonable progress updates to the JSC on the status of its activities under the Research Plan, including as and where appropriate summaries of data generated and a timetable for completion of relevant activities. Immutep shall use reasonable endeavours to provide any such written summaries to JSC members at least [***] in advance of the applicable JSC meeting. At the completion of the Research Programme, Immutep shall submit to GSK a final report within [***] following the completion of the Research Programme acceptable to GSK in all respects. For clarity, the information summaries and reports provided to GSK under this Clause 4.6 shall constitute the Confidential Information of GSK.

4.7

Provision of Information. Immutep will provide to GSK all information that is generated in the course of its activities under the Research Plan, or otherwise in relation to the Monoclonal Antibody generated by Immutep. The provision of all such information shall be performed in a timely manner to allow for disclosure to regulatory authorities in accordance with all regulatory deadlines, promote compliance with the timelines set forth in any agreed plan, and in order to facilitate each Party’s decision-making in connection with the JSC meetings and to monitor the obligations of Immutep. Within [***] following the termination or expiry of the Research Programme, Immutep shall return to GSK or destroy, at GSK’s request, all Confidential Information of GSK except that Immutep shall be permitted to retain one copy of all Confidential Information of GSK so that any continuing legal obligations may be determined.

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4.8

Subcontracting. Immutep may, as far as is set out in the Research Plan, fulfil its obligations under the Research Plan through sub-contractors, in accordance with the provisions of this Clause 4.8, however, if Immutep plans to subcontract its obligations under the Research Plan, it shall obtain GSK’s prior written consent, which may be withheld. Immutep acknowledges that the appointment of a subcontractor shall not relieve it of its obligation to carry out, or procure the carrying out of that part of the Research Programme or this Agreement;

4.8.1

Any subcontractor engaged by Immutep to perform an obligation set forth in this Agreement shall meet the qualifications required by Immutep for the performance of the subcontracted work. For clarity, any subcontractor to be engaged under this Agreement shall not be appointed by Immutep unless they possess all necessary skills and experience as are required to efficiently and expeditiously accomplish the subcontracted responsibilities to such standards as are necessary to comply with its obligations under this Agreement. Notwithstanding the preceding, Immutep shall remain responsible and obligated for such activities and shall in all cases retain or obtain exclusive Control (i.e., either ownership or an exclusive, sub- licensable licence) of any and all Intellectual Property created by (or used with Immutep’s permission by) such subcontractor directly related to such subcontracted activity, at the sole cost and expense of Immutep. For clarity, Immutep shall procure that any subcontractor appointed under this Agreement shall be held to confidentiality undertakings equivalent to those enforceable against Immutep under this Agreement.

4.9	Ethical Care of Animals.

4.9.1

Immutep agrees to comply with all relevant statutes, legislation, regulations and guidelines for the care, welfare and ethical treatment of animals used in research in the country where the research is being performed. In conducting any research involving the use of animals, Immutep further agrees to comply with the “3R” Principles - reducing the number of animals used, replacing animals with non-animal methods whenever possible and refining the research techniques used. All work must be conducted in adherence to the core principles for animals on research studies identified below. Local customs, norms, practices or laws may be additive to the core principles, but Immutep agrees to comply, as a minimum, with these core principles:

(a)	Access to species appropriate food and water,

(b)	Access to species specific housing, including species appropriate temperature and humidity levels,

(c)	Access to humane care and a program of veterinary care,

(d)	Ability to demonstrate species specific behaviour,

(e)	Adherence to principles of replacement, reduction and refinement in the design of in vivo studies,

(f)	Study design reviewed by institutional ethical review panel,

(g)	Commitment to minimizing pain and distress during in vivo studies, and

(h)	Work performed by appropriately trained staff;

4.9.2

Immutep shall permit GSK to conduct reasonable inspections (not audits) if announced in advance by written notice, in order for GSK to confirm adherence to the above principles and guidelines. To the extent that any material deficiencies are identified as the result of such inspection, Immutep shall endeavour in good faith to take reasonable and practical corrective measures to remedy any such material deficiencies.

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4.10	Use of Human Tissue.

4.10.1

Immutep represents and warrants that any human biological samples used in the Research Programme have been obtained and will be stored and used in accordance with all relevant laws including, but not limited to, the Human Tissue Act 2004 or the equivalent French regulations (including but not limited to L. n°2004-800 et L. n° 94-654), and any generally accepted ethical guidelines in particular the MRC Guidelines entitled “Human Tissue and Biological Samples for use in Research” regarding the collection, use and transport of human tissue.

4.11	Ethical Standards.

4.11.1	Human Rights

(a)	Unless otherwise required or prohibited by law, the Immutep warrants, to the best of its knowledge, that in relation to the performance of this Agreement:

(i)

it does not employ engage or otherwise use any child labour in circumstances such that the tasks performed by any such child labour could reasonably be foreseen to cause either physical or emotional impairment to the development of such child;

(ii)	it does not use forced labour in any form (prison, indentured, bonded or otherwise) and its employees are not required to lodge papers or deposits on starting work;

(iii)

it provides a safe and healthy workplace, presenting no immediate hazards to its employees. Any housing provided by Immutep to its employees is safe for habitation. Immutep provides access to clean water, food, and emergency healthcare to its employees in the event of accidents or incidents in the workplace;

(iv)	it does not discriminate against any employees on any ground (including race, religion, disability or gender).

(v)	it does not engage in or support the use of corporal punishment, mental, physical, sexual or verbal abuse and does not use cruel or abusive disciplinary practices in the workplace;

(vi)	it pays each employee at least the minimum wage, or a fair representation of the prevailing industry wage, (whichever is the higher) and provides each employee with all legally mandated benefits;

(vii)	it complies with the laws on working hours and employment rights in the countries in which it operates;

(viii)	it is respectful of its employees right to join and form independent trade unions and freedom of association.

(b)

Immutep agrees that it is responsible for controlling its own supply chain and that it shall encourage compliance with ethical standards and human rights by any subsequent supply of goods and services that are used by Immutep when performing its obligations under this Agreement.

(c)	Immutep shall ensure that it has ethical and human rights policies and an appropriate complaints procedure to deal with any breaches of such policies.

4.12

Transfer of Materials. In the event that either GSK or Immutep (the “Transferor”) agrees to transfer any biopharmaceutical, biological or chemical material (“Material”) to Immutep or GSK (as the case may be) (the “Transferee”) for use within the Research Programme such transfer shall take place in accordance with the following provisions:

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4.12.1

Such transfer shall be recorded using the material transfer record form set out in Schedule 5, which the Transferor shall complete and submit to the Transferee for counter-signature prior to the transfer of the material. GSK and Immutep agree that one member of the JSC from each Party together with any further individual notified by the JSC (as the case may be) to the other shall be authorised to execute such form on behalf of the respective Party.

4.12.2	Both Parties warrant that they have the full right and authority to transfer the Materials to the Transferee for use within the Research Programme.

4.12.3

Materials and related information provided by Transferor will remain the property of Transferor or remain under the control of Transferor and will be kept securely by Transferee and will not be provided by Transferee, without the prior written consent of Transferor to any Third Party.

4.12.4

The Transferee shall only use the Material for the purpose of the performing the applicable work as laid out under the Research Plan detailed in Schedule 1 and use the Materials in accordance with all applicable laws, regulations and governmental guidelines.

4.12.5	The Transferee shall not, save as necessary for the conduct of work as laid out under the Research Plan, use the Material in any human or animal subjects.

4.12.6

The Transferee acknowledges that the Material is experimental in nature and provided “as is” and that the Transferor makes no representation or extends no warranty of any kind with respect to the Material and hereby disclaims all warranties, either express or implied, including, but not limited to, any warranty of merchantability, fitness for a particular purpose or that their use does not or will not infringe any patent rights of third parties.

4.12.7	The Transferee shall use the Material at its own risk and in accordance with applicable laws and regulations and any safety instructions provided by the Transferor.

4.12.8	The Transferee shall at the election of the Transferor following completion of the purpose for which the Material was transferred destroy or return the Material.

5 TECHNOLOGY TRANSFER TO GSK

5.1	Immutep will as soon as reasonably practicable, provide to GSK at no cost to GSK, and to the extent GSK reasonably requires for the exercise by GSK of the rights granted under Clause 2 as follows:

5.1.1

Within [***] following the Effective Date, all Immutep Background IP and Merck-Serono IP relating to the Monoclonal Antibody and the Research Programme, (which will include such of the tech transfer requirements set out in Schedule 3 to the extent that such information is in Immutep’s possession and Control at the Effective Date) in an electronically editable format suitable for electronic Common Technical Document (eCTD) submission (where available to Immutep in such format at the Effective Date) or as otherwise agreed between the Parties, together with any analytical methodologies (including applicable reference standards, test methods and specifications), the Monoclonal Antibody manufacturing processes, regulatory documentation (paper or electronic, as agreed between the Parties), filings and correspondence, patent information, all preclinical and clinical data and reports (in PDF format) in Immutep’s possession and Control at the Effective Date; and

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5.1.2

such Know-How relating to the manufacture of the Monoclonal Antibody as is in the possession and Control of Immutep and as may reasonably be required by GSK for the manufacture of the Monoclonal Antibody;

5.1.3	technology transfer services sufficient to facilitate a smooth transfer of such information, materials and data as set out in this Clause 5;

5.1.4

Immutep obtains all necessary consents and approvals required by any person or entity to disclose to GSK any research data generated under or in connection with the INSERM Research Collaboration Agreement related to the Monoclonal Antibody; and

5.1.5

Notwithstanding anything to the contrary contained herein, the Merck- Serono Know-How transferred to GSK shall be subject to the provisions of Clause 12 of this Agreement and GSK shall treat such Know-How as the Confidential Information of Immutep.

6 GOVERNANCE OF THE RESEARCH COLLABORATION AND THE DEVELOPMENT PROGRAMME

6.1

Promptly and in any event within [***] after the Effective Date, the Parties shall establish and convene a committee (the “Joint Steering Committee” or “JSC”), which shall oversee and manage the progress of the Research Programme and provide a forum to review development matters. The JSC shall survive the expiry or early termination of the Research Term and shall continue until no Licensed Product is under development, provided however, that GSK shall have the option to terminate the JSC upon a Change of Control of Immutep. In particular the JSC shall have responsibility for:

6.1.1	reviewing the results of the Research Programme and monitoring their overall progress;

6.1.2	approving any supplements or modifications to the Research Plan; and

6.1.3

monitoring and approving the exchange of relevant information and Materials between the Parties as required for the performance of the Research Plan using the Material Transfer Record Form in Schedule 5;

6.1.4	attempting to resolve any disputes regarding proposed publications containing Confidential Information;

6.1.5

facilitating communication and providing a forum to review development matters pertaining to any Licensed Product. Such review shall include, upon GSK’s reasonable request, input by Immutep into GSK regulatory reports during the development of any Licensed Product; and

6.1.6

such other responsibilities as may be assigned to the JSC pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time; provided, however that the JSC shall not have the power to amend or modify this Agreement other than the Research Plan.

6.2	Notwithstanding the above,

6.2.1

GSK shall have final decision making authority on all decisions relating to the termination of the Research Programme, provided that GSK’s rights relating to termination are exercised in accordance with Clause 15.

6.2.2

For the avoidance of doubt, except in relation to the activities to be performed under the Research Plan, GSK shall have the sole decision making authority in relation to any decisions taken in respect of the research, development, manufacture and commercialization of any Licensed Product. For clarity, GSK shall make all decisions regarding the development of any Licensed Product independently of the JSC.

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6.3

Membership. The JSC shall be comprised of an equal number of representatives from each of the Parties (the “Members”). The exact number of such representatives from each Party shall be two (2), or such other number as the Parties may mutually agree. Each Party may replace any or all of its representatives on the JSC at any time upon written notice to the other Party in accordance with Clause 17. Any Member of the JSC may designate a substitute to attend and perform the functions of that Member at any meeting of the JSC. Each Party may, in its reasonable discretion, invite non-Member representatives of such Party to attend meetings of the JSC, as a non-voting participant, provided that such persons are bound by the confidentiality obligations of Clause 12. A chairperson shall be appointed by GSK to oversee the operation of the JSC and the preparation of the minutes as set forth in Clause 6.6 (the “Chairperson”).

6.4

Meetings of the JSC. During the Research Term, the JSC shall meet once each Calendar Quarter, or more or less frequently as the Parties may mutually deem appropriate. At least half of the meetings of the JSC in any Calendar Year shall be held in person, unless the Parties mutually agree otherwise, and such in person meetings shall alternate between UK-based offices of GSK and the France-based offices of Immutep, or such other place as the Parties may agree. The members of the JSC also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate. Outside of the Research Term, the JSC shall meet annually within [***] of the receipt of the annual progress report from GSK under Clause 4.6, whether remotely by teleconference or in person, as may be determined by the Parties from time to time.

6.5

Decision-making. Except as otherwise expressly provided in this Agreement, decisions of the JSC shall be made by unanimous vote of a quorum of the Members, with each Party having one (1) vote. The presence of at least two (2) Members representing each Party (i.e. a total of at least four (4) Members) shall constitute a quorum. The Members shall use their reasonable endeavours to reach agreement on any and all matters to be determined or resolved by the JSC. In the event of any disagreement at the JSC, GSK shall have sole decision making authority on all decisions relating to the progress or direction of the Research Programme, provided that GSK shall only use its sole decision making authority to supplement or modify the Research Plan where such supplement or modification does not materially increase the activities to be performed by Immutep under the Research Plan, or materially increase their cost, or take the Research Programme outside of the scope as described in Clause 4.1.

6.6

Minutes. The Parties shall be alternately responsible for preparing and circulating minutes within [***] after each meeting setting forth in respect of the Research Programme, amongst other things, a list of topics of discussion at the meeting and a list of any actions, decisions or determinations approved and a list of any issues and actions to be resolved pursuant to Clause 6.7, such that the Party who did not prepare the agenda at the previous meeting shall prepare the agenda for the subsequent meeting. With the sole exception of specific items of the meeting minutes to which the Members cannot agree and which are escalated as provided in Clause 6.7, the Parties shall ensure that the definitive minutes of all JSC meetings are finalized within [***] of the date of the relevant meeting of the JSC. If at any time during the preparation and finalization of the JSC minutes, the Parties do not agree on any issue with respect to the minutes, such issue shall be resolved by the escalation process as provided in Clause 6.7. The decision resulting from the escalation process shall be recorded in amended minutes for such meeting.

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6.7

Dispute Resolution by Executive Officers. At any time, if the JSC is unable to reach a consensus decision and the subject matter of such decision is not subject to GSK’s sole decision-making authority (and not subject to referral to the Senior IP Representatives pursuant to Clause 10.1, within [***] (or sooner if required) after it has met and attempted to reach such decision, then either Party may, by written notice to the other, have such matter referred to the Chief Executive Officer of Immutep, and the Senior Vice President of Biopharmaceutical R&D of GSK, or such other person designated by GSK (being an employee of GSK or an Affiliate of GSK and more senior than the most senior GSK Member of the JSC) from time to time (collectively, the “Executive Officers”), for resolution. The Executive Officers shall meet promptly to discuss the matter submitted and to determine a resolution. If the Executive Officers are unable to determine a resolution in a timely manner, which shall in no case be more than [***] after the matter was referred to them, then GSK shall have the deciding vote on the matter.

6.8

Limitation on Final Decision-Making Authority. In no event shall GSK exercise its final decision-making authority in a manner that would have the effect of modifying, amending or would otherwise be in conflict with, the terms or provisions of this Agreement (including applicable definitions).

6.9

Subcommittee(s). From time to time, the JSC, acting unanimously, may establish one or more subcommittees to oversee particular activities, as it deems necessary or advisable (each, a “Subcommittee”). Each Subcommittee shall consist of such number of members as the JSC determines is appropriate from time to time; provided that, unless the JSC shall unanimously agree otherwise, each Party shall have the same number of representatives on each Subcommittee. Such members shall be individuals with expertise and responsibilities in one or more of the areas of preclinical development, clinical development, Patents, process sciences, manufacturing, regulatory affairs, product development or product commercialization, as applicable to the stage of development of the project or activity. Except as otherwise expressly provided in this Agreement, decisions of a Subcommittee shall be made by unanimous vote of a quorum of the members of the Subcommittee, with each Party having one (1) vote.

6.10

The Joint Patent Subcommittee. Promptly after the first JSC meeting, the Parties shall establish a Joint Patent Subcommittee (a “JPS”) to oversee the Immutep Background Patents, the Collaboration Patents and the subject matter of Clause 8.8 only. The JPS shall be comprised of two (2) representatives (or such other number of representatives as the Parties may agree) from each of GSK and Immutep. The JPS will report to the JSC and will serve as the forum to review and discuss and receive, in the first instance, matters relating to the Immutep Background Patents, the Collaboration Patents and the subject matter of Clause 8.8 in accordance with the provisions of Clause 9 and the other relevant provisions of this Agreement. The JPS shall survive the expiry or early termination of the Research Term and continue for the Term of this Agreement.

6.11

Alliance Managers. Either Party may appoint one (1) alliance manager to serve as the point person for communications between the Parties on matters arising under this Agreement (an “Alliance Manager”). Each Alliance Manager shall be primarily responsible for promoting communications and collaboration between the Parties and internally within the Parties. Each Alliance Manager shall also be responsible for:

6.11.1	facilitating coordination among the various functional representatives of Immutep or GSK, as appropriate;

6.11.2	providing single-point communication for seeking consensus; and

6.11.3

each Alliance Manager may attend all JSC and JPS meetings and any other Subcommittee meetings of any other Subcommittee that may be convened under the Agreement, in each case as a non-voting participant, provided that such Alliance Managers are bound by the confidentiality obligations of Clause 12.

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7 EXCLUSIVITY

7.1

Except as permitted by the Research Programme, for so long as there is any Monoclonal Antibody or Licensed Product in research, development and/or commercialization, as applicable, by GSK or any of its respective Affiliates, Sub- licensees or permitted assignees at any time, during the Term of this Agreement, Immutep shall not:

7.1.1	develop or commercialise, either independently or with any Third Party; or

7.1.2	offer any right or licence under Immutep Intellectual Property, to any Affiliate or any Third Party except in accordance with this Agreement,

in each case above, with respect to any molecule, including a Monoclonal Antibody, or fragment thereof, that has the effect of [***] for any Indication in the Field within the Territory.

8 MILESTONES AND ROYALTIES; PAYMENTS

8.1

Upfront Payment to Immutep. In part consideration for the licences granted by Immutep to GSK within the Field pursuant to Clause 2, GSK shall pay a one-time- only fee of [***] no later than [***] after receipt by GSK of an Invoice from Immutep issued on or after the Effective Date.

8.2

Milestone Payments for Achievement of Milestone Events. In part consideration for the licences granted by Immutep to GSK pursuant to Clause 2, GSK shall pay to Immutep in accordance with Clause 8.3 each of the milestone payments as set out below, if the relevant milestone event is achieved with respect to the Licensed Product as indicated in the table below:

Milestone [***]	1st Indication	2nd Indication
First dose in Phase I Clinical Trial (step A)	[***]	[***]

First dose in Phase II Clinical Trial (step B)	[***]	[***]

First dose in Phase III Clinical Trial (step C)	[***]	[***]

Acceptance of a Marketing Authorisation Application in the U.S. in respect of a Licensed Product	[***]	[***]

Acceptance of Marketing Authorisation Application in respect of a Licensed Product by the EMA or in the first of the following countries: UK, France, Germany, Italy and Spain	[***]	[***]

First Commercial Sale in the U.S. in respect of a Licensed Product	[***]	[***]

First Commercial Sale in respect of a Licensed Product in the first of the following countries: the UK, France, Germany, Italy and Spain.	[***]	[***]

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8.2.1

For the avoidance of doubt, milestone payments shall only be payable once according to the table in Clause 8.2 above for each of the first two indications and no payment shall be due for any milestone event which is not achieved. Milestone payments shall not be payable for any Indication which is an Orphan Indication. However, milestone payments shall be payable in respect of the first and second Indications which are not Orphan Indications. The maximum therefore payable under Clause 8.2 above is [***]. Milestone payments are not creditable and non-refundable.

8.3

Payment of Milestone Payments. GSK shall notify Immutep of the achievement of a milestone event within [***] of its achievement. GSK shall pay Immutep the relevant milestone payment within [***] of receipt by GSK of an Invoice from Immutep following the achievement of such milestone. If, for any reason, GSK omits any one or more of the milestone events outlined in step A, step B and step C in the table contained in Clause 8.2, GSK shall pay to Immutep such missed milestone payment at such time as the subsequent milestone event occurs.

8.4

Royalty Payments to Immutep. As a further consideration for the licences granted by Immutep to GSK under Clause 2, GSK shall pay to Immutep royalties on annual Net Sales of the Licensed Product during a Calendar Year, on a Licensed Product- by-Licensed Product and country-by-country basis at the following rates, in accordance with and subject to the provisions of this Clause 8.4 and Clauses 8.5 through Clause 8.17:

[***]	[***]

[***]	[***]

[***]	[***]

8.4.1	[***].

8.4.2	[***].

8.5

Royalty Term. GSK’s obligation to pay royalties with respect to a Licensed Product will continue on a country-by-country and Licensed Product-by-Licensed Product basis from the First Commercial Sale of the Licensed Product in that country until [***].

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8.6

Know-How Royalty. In those countries of the Territory in which there is no Valid Claim within the Immutep Background Patents, Merck-Serono Patents or Collaboration Patents owned or jointly owned or Controlled by Immutep which claims the composition of matter or method of use of the Licensed Product sold in such country, but Immutep possesses Know-How, including Merck-Serono Know- How necessary to enable GSK to research and develop the Monoclonal Antibody and/or the Licensed Product as contemplated under this Agreement, then GSK shall pay to Immutep a royalty which shall be reduced by [***] from the royalties agreed pursuant to Clause 8.4 which would be payable if there was a Valid Claim which claims the composition of matter or method of use of the Licensed Product sold provided that such royalty shall only be payable for [***] from the date of First Commercial Sale on a country-by-country basis.

8.7

Royalty on Pending Claims. In those countries of the Territory in which there is no Valid Claim within the Immutep Background Patents or the Collaboration Patents which claims the composition of matter or method of use of the Licensed Product sold in such country, but any pending patent application has been maintained no more than:

8.7.1	[***] from the date of filing of the earliest priority patent application to which such pending patent application is entitled, in the case of Immutep Background IP, or

8.7.2	[***] from the date of filing of the earliest priority patent application to which such pending patent application is entitled, in the case of the Collaboration IP,

and such pending application issues before the end of the periods specified in Clause 8.7.1 or Clause 8.7.2 respectively, claiming the composition of matter or method of use of the Licensed Product sold in such country, GSK shall pay to Immutep an amount equal to the additional [***] of amounts due as set forth in Clause 8.4 in accordance with Clause 8.5, to the amount already paid to Immutep under Clause 8.6, that would have otherwise been due as if such pending application had been issued at the time of the First Commercial Sale of the Licensed Product in such countries. If a claim in such pending application does not issue during the periods specified in Clause 8.7.1 or Clause 8.7.2 respectively, this shall not affect the royalty rates payable by GSK to Immutep for such Licensed Product in such country pursuant to Clause 8.6. Should a claim in such pending application issue after the period specified in Clause 8.7.1 or Clause 8.7.2 respectively, GSK shall pay to Immutep, from the date of issue, the amounts due as set forth in Clause 8.4 in accordance with Clause 8.5.

8.8

Third Party Intellectual Property. On a country-by-country basis, if GSK obtains a licence under any Patent covering in whole or in part any invention wholly or partly claimed by the Monoclonal Antibody Patents which would, in the absence of such licence, be infringed by GSK’s activities under this Agreement, GSK shall:

8.8.1	Be entitled to offset [***] of the royalties in any Calendar Quarter paid to such Third Parties against the royalties due to Immutep under Clause 8.4 or Clause 8.7.

8.8.2

In the event that the royalties paid to any such Third Party in a Calendar Quarter pursuant to this Clause 8.8 exceeds the amount by which GSK may credit and offset its payments to Immutep in a Calendar Quarter, GSK shall be entitled to carry forward the excess to offset royalties due to Immutep in any future Calendar Quarter.

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8.8.3

The right to offset against the royalties due to Immutep (pursuant to Clause 8.4 or Clause 8.7) contained in this Clause 8.8 shall apply in respect of any right or rights GSK obtains pursuant to the INSERM Agreement and/or the Merck-Serono Agreement, whether on account of Immutep’s insolvency, liquidation or otherwise (including but not limited to the transfer of the rights and obligations under the INSERM Agreement and/or the Merck- Serono Agreement to GSK).

8.9	Minimum Royalty Payment to Immutep.

8.9.1

Nothing contained in Clause 8.6, Clause 8.7, Clause 8.8.1 and Clause 8.8.2 shall have the effect of reducing the royalties paid to Immutep under Clause 8.4 to less than [***] of the royalty payment under Clause 8.4 on annual, country-by-country, aggregate Net Sales of the Licensed Product. For clarity, this restriction shall not affect the operation of Clause 8.8.3 which may have the effect of reducing the royalties paid to Immutep under Clause 8.4 to less than [***] to the extent and to the level of the additional costs GSK is required to incur in becoming a direct licensee under the INSERM Agreement and the Merck-Serono Agreement. For further clarity, the effect of any royalty reduction pursuant to this Clause 8.9 shall not result in any additional payment from Immutep to GSK.

8.10

Disagreement regarding Valid Claim and other Patent matters. In the event there is any disagreement between the Parties under this Clause 8 as to whether any Valid Claim covers any composition of matter or method of use or otherwise covers any Licensed Product pursuant to Clause 8.4, Clause 8.5, Clause 8.6 and/or Clause 8.7, or as to whether any Valid Claim covers any invention claimed by the Monoclonal Antibody Patents pursuant to Clause 8.8, the Parties shall attempt to resolve such dispute first through the JPS which shall endeavour in good faith to resolve this and all other Patent matters under its authority in the first instance, and then, if the JPS cannot agree, then via the process of escalation as provided in Clause 10.1 (with the exception that GSK shall not have the deciding vote in respect of matters raised under this Clause 8.10). In the event that the Senior IP Representatives cannot agree a resolution to the disagreement, then the parties shall proceed to dispute resolution pursuant to Clause 18.

8.11	Commencement of Royalty Payments.

8.11.1

Beginning with the Calendar Quarter in which the First Commercial Sale occurs for a Licensed Product and for each Calendar Quarter thereafter, royalties shall be payable by GSK to Immutep pursuant to this Clause 8.11.1 within [***] following the end of each such Calendar Quarter. Each royalty payment shall be accompanied by a report (the “Payment Report”) in respect of the preceeding Calendar Quarter summarizing the number, description and aggregate Net Sales of such Licensed Product sold during such Calendar Quarter on a country-by- country basis in British Pounds Sterling and the calculation of royalties due. Notwithstanding the foregoing, once a First Commercial Sale has occurred, in the event that no royalties are payable in respect of a given Calendar Quarter, GSK shall submit a royalty report so indicating.

8.11.2

Beginning with the Calendar Year in which the First Commercial Sale occurs for a Licensed Product and for each Calendar Year thereafter, in respect of the preceeding Calendar Year, solely for the five (5) countries with the highest level of Net Sales, a statement of deductions applied to determine Net Sales for such five (5) countries shall be provided to Immutep pursuant to this Clause 8.11.2 within [***] following the end of each such Calendar Year.

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8.12

Currency and Timing of Payments. All payments due to Immutep under this Agreement shall be made in British Pounds Sterling, subject to Clause 8.12.2, within the relevant period, or if no period is stipulated, within [***] after receipt of the relevant Invoice.

8.12.1

In the event that GSK receives payment in respect of Net Sales in a currency other than British Pounds Sterling, the relevant royalties payable shall be calculated in British Pounds Sterling at the rate of exchange in line with the method utilised for calculating exchange rates by GSK’s group reporting system and published accounts, in which cumulative year-to-date average rates are calculated as the average of the preceding 31st of December spot rate plus the closing spot rates of each of the relevant months to the date at the end of the period for which the calculation is applicable. For clarity, the following example illustrates such a calculation: The cumulative average rate for the five (5) months to May would be computed by taking the sum of the spot rates of the preceding 31st of December, plus the month-end spot rates for each of the five (5) months to May, and divided the sum by six (6). For further clarity, at the Effective Date, GSK current group reporting system utilises rates of exchange quoted by Reuters.

8.12.2

Upon Immutep’s request, not withstanding anything else in this Clause 8.12, upon making any payment that is due under this Agreement to Immutep, GSK shall transfer the British Pounds Sterling equivalent amount of the amount payable to Immutep in Euros, utilising the current spot rate GSK is able to obtain on the open market, from British Pounds Sterling to Euros and net of any conversion fees or charges (should any such conversion fees or charges be applicable).

8.12.3

All payments shall be made by electronic wire transfer of immediately available funds directly to an account of Immutep as designated by them or to any other account which Immutep may specify by written notice.

8.13

Late Payments. If any payment due by one Party to another Party pursuant to this Agreement is overdue then such Party shall pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of [***] on the due date of payment (or on the next Business Day if the due date is not a Business Day), such interest to be pro-rated for the number of days from the date upon which payment of such sum became due until payment thereof in full together with such interest; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit a Party from exercising any other rights it may have as a consequence of the lateness of any payment. Interest shall be payable except in the following circumstances:

8.13.1	where payments are disputed or are pending resolution; and/or

8.13.2	where the payment has been delayed by a Party due payment (for instance due to invalid or late changes to bank details, non-compliant invoices, etc).

8.14

Records Retention. Commencing with the First Commercial Sale of a Licensed Product in the Territory, GSK shall keep complete and accurate records of Net Sales for a period of [***] after the year in which such sales occurred, such records to be in sufficient detail to permit Immutep to confirm the completeness and accuracy of the information presented in each Payment Report.

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8.15

Audits. For a period of [***] after the year in which such sales of a Licensed Product occurred, at the request and expense of Immutep, GSK shall permit an independent, certified public accountant of nationally recognized standing appointed by Immutep, and reasonably acceptable to GSK, at reasonable times and upon [***] notice, but in no case more than once [***], to examine such records as may be necessary for the sole purpose of verifying the calculation and reporting of Net Sales and the correctness of any royalty payments made under this Agreement for any period within the preceding [***]. The independent, certified public accountant shall disclose to Immutep only the royalty amounts relating to the Net Sales of the Licensed Product, which it believes to be due and payable under this Agreement to Immutep and shall disclose no other information revealed in such audit however, for the sole purpose of complying with its obligations under the Merck-Serono Agreement, nothing in this Clause 8.15 shall prevent Immutep from receiving a fully detailed audited report from such certified public accountant and from disclosing such report. Any and all records examined by such independent, certified public accountant shall be deemed GSK’s Confidential Information which may not be disclosed by said independent, certified public accountant to any other person (including Immutep), except in accordance with this Clause 8.15. If, as a result of any inspection of the books and records of GSK, it is shown that a payment to Immutep under this Agreement was less than the amount which should have been paid, then GSK shall make all payments required to be made to eliminate the discrepancy within [***]. Immutep shall pay for such audit, except that, in the event that the audit found a royalty payment to be at least [***] less than the amounts that should have been paid during the year in question, GSK shall pay the reasonable costs of the audit.

8.16

VAT and Indirect Taxes. All sums payable by GSK hereunder are exclusive of any sales, value added taxes and other applicable indirect taxes or duties. The Parties agree that, where appropriate, the Parties shall provide each other with a valid tax invoice, and against the production of such invoice, the Parties shall pay the amount of any such tax to the other Party. Should such amounts of tax be refunded subsequently by the fiscal authorities, the Party receiving the refund shall immediately notify the other Party and refund these monies within [***] of receipt.

8.17

Tax Withholding. Any tax paid or required to be withheld by GSK for the benefit of Immutep on account of any payments payable to Immutep under this Agreement shall be deducted from the amount of any payments otherwise due. GSK shall secure and send to Immutep proof of any such taxes withheld and paid by GSK for the benefit of Immutep, and shall, at Immutep’s request, provide reasonable assistance to Immutep in recovering such taxes. Immutep warrants that it is resident for tax purposes in France and that it is entitled to relief from United Kingdom income tax under the terms of the double tax agreement between the United Kingdom and France. Immutep shall notify GSK immediately in writing in the event that Immutep ceases to be entitled to such relief. Pending receipt of formal certification from the United Kingdom Inland Revenue, GSK may pay royalty income and any other payments under this Agreement to Immutep by deducting tax at a rate specified in the double tax treaty between the United Kingdom and France Immutep agrees to indemnify and hold harmless GSK against any loss, damage, expense or liability arising in any way from a breach of the above warranties or any future claim by a United Kingdom tax authority or other similar body alleging that GSK was not entitled to deduct withholding tax on such payments at source at the treaty rate.

8.18	No Further Payments. GSK shall not be required to make any further payments to Immutep or Third Parties except as expressly provided for under this Agreement.

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8.19	Payments Made by Affiliates. Immutep agrees that any payment that GSK is required to make under this Agreement may be paid by either GSK or any of its Affiliates, as GSK may so determine.

9 OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS

9.1

Excluded Intellectual Property. Except for those rights expressly granted under or pursuant to the provisions of this Agreement, nothing herein shall be construed as creating, granting or conveying to one Party any licence, right, title or other interest in or to any Intellectual Property owned or Controlled by the other Party or its Affiliates: (i) existing prior to the Effective Date; or (ii) independently discovered and developed during the Term of this Agreement by such other Party or its Affiliates other than in performance of its obligations under this Agreement and without use of such other Party’s Intellectual Property or other Confidential Information.

9.2

GSK Programme Intellectual Property. GSK shall have exclusive ownership of any GSK Programme IP. Immutep hereby irrevocably and unconditionally waives any present or future right, claim and/or interest to any Intelletual Property invented pursuant to this Agreement independently of the Research Collaboration.

9.3	Arising Intellectual Property from the Research Programme.

9.3.1	Ownership of all right, title and interest in any Intellectual Property which is invented in the performance of the Research Programme shall be determined as follows:

(a)	Immutep shall have exclusive ownership of any Immutep Non-Licensed Arising IP;

(b)	Immutep shall have exclusive ownership of any Immutep Licensed Arising IP;

(c)	GSK shall have exclusive ownership of any GSK Non-Licensed Arising IP;

(d)

Ownership of any Intellectual Property which is invented solely by GSK during the Research Programme, which has arisen directly from the use of the Merck-Serono IP shall vest exclusively in Immutep provided however, that this right shall then be subject to GSK’s further rights under Clause 9.4 (“GSK Licensed Arising IP”);

(e)	Immutep and GSK shall jointly own any Joint Non-Licensed Arising IP;

(f)

Ownership of any Intellectual Property which is invented during the Research Programme which has arisen directly from the use of the Merck- Serono IP, and which is not separable into either Immutep Licensed Arising IP or GSK Licensed Arising IP (for patent applications, to the extent that a single claim spans subject matter falling under both Immutep Licensed Arising IP or GSK Licensed Arising IP) shall vest exclusively in Immutep: provided however, that this right shall then be subject to GSK’s further rights under Clause 9.4 (“Joint Licensed Arising IP”); and

(g)

Ownership of any Intellectual Property arising from the Research Programme shall vest exclusively in Immutep, provided that the Intellectual Property is conceived by the Research Plan as attached as of the Effective Date as Schedule 1 without further inventive contribution by GSK.

9.4	Assignment of Immutep Intellectual Property.

9.4.1

To the extent that any GSK Licensed Arising IP and/or the Joint Licensed Arising IP is capable of prospective assignment, Immutep now assigns such GSK Licensed Arising IP and a joint interest in the Joint Licensed Arising IP to GSK; and to the extent any GSK Licensed Arising IP and any GSK interest in the Joint Licensed Arising IP cannot be prospectively assigned, Immutep will immediately assign such GSK Licensed Arising IP and any

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GSK interest in the Joint Licensed Arising IP to GSK as and when such GSK Licensed Arising IP and any GSK interest in the Joint Licensed Arising IP is created provided however that all such GSK Licensed Arising IP and Immutep’s joint interest in the Joint Licensed Arising IP assigned to GSK shall continue to be deemed “Collaboration Patents” for the purpose of Clause 8.5.

9.5

Inventorship; Divisional Patent applications. Inventorship shall be determined for the purposes of this Agreement on a claim-by-claim basis in accordance with the patent laws applicable in the USA. In the event that a Patent contains claims that are jointly invented and claims that are invented solely by one Party or it would otherwise be desirable to separate claims, then the Parties shall, where it is reasonable and practical to do so, use reasonable endeavours to file one or more divisional applications separating out the affected claims.

9.6	Joint Arising Intellectual Property.

9.6.1

Both Immutep’s right title and interest in the Joint Licensed Arising IP, the Joint Non-Licensed Arising IP and GSK’s right title and interest in the Joint Licensed Arising IP and the Joint Non-Licensed Arising IP shall be subject to the rights and licences granted in this Agreement and in particular the following Clause 9.6.2 shall apply.

9.6.2

Subject to any licenses granted hereunder and Clause 7, each Party shall have a non-exclusive right under the relevant Joint Licensed Arising IP and the Joint Non-Licensed Arising IP to exploit compounds and/or products that are not, or do not include, the Monoclonal Antibody or Licensed Product and neither Party shall have any obligation to account to the other for profits, or to obtain any approval of the other Party to license, assign, mortgage or exploit Joint Licensed Arising IP and the Joint Non-Licensed Arising IP by reason of joint ownership, and may otherwise undertake all activities a sole owner might undertake with respect to such Joint Licensed Arising IP and the Joint Non-Licensed Arising IP without the consent of and without accounting to the other joint owner, except as otherwise provided in this Agreement, or as the Parties may otherwise agree in writing.

9.7

Patent Term Extension. GSK shall control the filing of any application for patent term extension or supplementary protection certificate relating to a Licensed Product in the Territory and Immutep shall agree to cooperate and provide input in the filing for applications and to do all such acts, provide and sign all documents or copies thereof which may be reasonably necessary or desirable for the filing of any application for patent term extension relating to a Licensed Product in the Territory. For clarity, GSK shall at all times, in fulfilling its obligations under this Clause 9.7, use its sound commercial judgment with regard to the Licensed Product.

10 MANAGEMENT OF PATENT RIGHTS

10.1

Prosecution, Maintenance and Defence of Managed Patents. GSK shall be responsible for, and undertake, the preparation, filing, prosecution, maintenance and extension of Managed Patents. GSK shall bear the worldwide Patent Costs incurred in relation to the Managed Patents. GSK shall, in a timely manner via the JPS, solicit Immutep’s advice and review of the nature and text of any Managed Patent and prosecution matters related thereto, including any correspondence between GSK and any government Intellectual Property or Patent authorities, agencies or other government bodies, in reasonably sufficient time prior to filing thereof. In the event that the JPS members are unable to agree on any matter relating to the filing, prosecution or maintenance of any Managed Patent, the JPS members shall, by

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written notice to the other, refer such matter to such senior representative with responsibility for intellectual property matters as designated by Immutep from time to time, and a senior representative of GSK Global Patents, or such other person designated by GSK from time to time (collectively, the “Senior IP Representatives”), for resolution. The Senior IP Representatives shall meet promptly to discuss the matter submitted and to determine a resolution. If the Senior IP Representatives are unable to determine a resolution in a timely manner, which shall in no case be more than [***] after the matter was referred to them, then GSK shall have the deciding vote on the matter. For clarity, GSK shall at all times, in fulfilling its obligations under this Clause 10.1, use its sound commercial judgment with regard to the Licensed Product.

If a decision is made, prior or subsequent to filing any Managed Patent anywhere in the world, not to file, prosecute or maintain or to significantly reduce the scope of such Managed Patent or claims encompassed by such Managed Patent in any country of the world or Territory, as the case may be, GSK shall give Immutep notice thereof within a reasonable period prior to allowing such Managed Patent or such claims encompassed by such Managed Patent to reduce (the scope of such Managed Patent claims), permit such Managed Patent to lapse or become abandoned or unenforceable, and Immutep shall thereafter have the right, at its sole expense and in its own name, to prepare, file, prosecute and maintain such Managed Patent or claims encompassed by such Managed Patent in such country provided that Immutep grants to GSK a non-exclusive, subject to royalty payment under Clause 8.4 of this Agreement, worldwide licence under such Managed Patent assumed by Immutep, as soon as it has been assumed by Immutep. For the avoidance of doubt, no breach nor breaches of this Clause 10.1 shall give rise to a right to terminate this Agreement unless the breaches are material, occur persistently over a significant period of time and cause significant loss of the scope of Patent protection.

10.2

Prosecution, Maintenance and Defence of GSK Arising Patents. GSK shall have the sole right, at its cost, to prepare, file, prosecute, maintain and extend GSK Arising Patents throughout the world. To the extent that any such Patent claims subject matter that arose in the performance of the Research Programme, GSK shall in a timely manner solicit Immutep’s advice and review of the nature and text of any such Patent in reasonably sufficient time prior to filing thereof, and GSK shall give due consideration to Immutep’s comments related thereto. For the avoidance of doubt, no breach nor breaches of this Clause 10.2 shall give rise to a right to terminate this Agreement or any Research Program unless the breaches are material, occur persistently over a significant period of time and cause significant loss of the scope of Patent protection.

10.3

Patent Listing. GSK shall be responsible for performing all patent listing acts and requirements for any Licensed Product with respect to which GSK has the exclusive rights pursuant to Clause 2 to develop and commercialize, and that have become the subject of a Marketing Authorisation Application submitted to any applicable Regulatory Authority, such acts and requirements to include all so-called “Orange Book” listings required under the Hatch-Waxman Act, all so called “Patent Register” listings as required in Canada, all listings and other acts required of the reference product sponsor under the Biologicals Price Competition and Innovation Act of 2009 (42 USC 262), or any foreign equivalents thereof. Prior to such listings, the Parties will meet, through the JPS, to evaluate and identify all applicable Patents, and GSK shall have the right to review, where reasonable, original records relating to any invention for which Patents are being considered by the JPS for any such listing. Notwithstanding the preceding sentence, GSK will retain final decision-making authority as to the listing of all applicable Patents for such Licensed Product and all

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other acts pertaining to such patent listings as required by law, statue or regulation, regardless of which Party owns such Patent Right, and any such final decision made in good-faith on the matter shall not be subject to any further review under Clause 18 or otherwise under this Agreement. For the avoidance of doubt, any decision made by GSK under this Clause 10.3 shall not be used to determine, as between the Parties, whether a Patent contains any Valid Claim or whether any Licensed Product is covered by any Valid Claim within the Immutep Background IP or Collaboration IP.

10.4	Notification. Each Party shall promptly provide written notice to the other Party during the Term of any of the following:

10.4.1	any known infringement or suspected infringement by a Third Party of any Immutep Background IP or Collaboration IP;

10.4.2

any certification received under the Hatch-Waxman Act (i.e., a Paragraph IV Certification under 21 U.S.C. Section 355 and 21 C.F.R. Part 314) or any foreign equivalents with respect to the Licensed Product(s) and/or in relation to any Immutep Background IP or Collaboration IP;

10.4.3

any application submitted by a subsection (k) applicant under the Biologicals Price Competition and Innovation Act of 2009 (42 USC 262) or any foreign equivalents with respect to the Licensed Product and/or in relation to any Immutep Background IP or Collaboration IP;

10.4.4

any patent-related challenge, such as opposition, interference, re- examination, re-issue, revocation, non-entitlement, invalidity or unenforceability, commenced by a Third Party in respect of any Immutep Background IP or Collaboration IP;

10.4.5	any misappropriation or misuse by a Third Party of Immutep Background IP or Collaboration IP.

10.5

Infringement in Territory. In respect of the Immutep Intellectual Property licensed to GSK pursuant to Clause 2, the Joint Licensed Arising IP and the Joint Non- Licensed Arising IP GSK shall have the initial right, but not the obligation, using counsel of its choice at its own cost to bring suit under, or to defend against, as appropriate, the matters listed in Clause 10.4 above to the extent such matters affect GSK’s licensed rights hereunder. GSK shall have sole control of any decisions or other aspects of such action (including any settlement), subject to this Clause 10.5 and Clause 10.6, and Immutep shall, upon request, give to GSK such reasonable assistance as GSK may reasonably request, including by signing or executing any necessary documents and consenting to its name being used in the proceedings; provided that GSK shall reimburse Immutep for any reasonable out-of-pocket expenses incurred while providing such assistance. GSK shall keep Immutep reasonably informed of the progress of the action and shall consider the comments and observations of Immutep in prosecuting the action. If GSK does not institute any such action within [***] of a notice from Immutep requiring confirmation from GSK of whether action will be taken (or such shorter period where there is an earlier deadline for taking action), then Immutep shall have the right, but not the obligation, at its own cost, to commence proceedings regarding such matter. Immutep shall, subject to this Clause 10.5 and Clause 10.6, have sole control of any decisions or other aspects of the action (including any settlement) and GSK shall, upon request, give to Immutep such reasonable assistance as Immutep may reasonably request provided that Immutep shall reimburse GSK for any reasonable out-of-pocket expenses incurred while providing such assistance and that nothing in this Clause 10.5 shall oblige GSK to lend its name to, or be joined in, any proceedings commenced by Immutep pursuant to the foregoing.

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10.6

Settlement. Neither GSK nor Immutep shall, without the prior written consent of the other Party, make any admission or enter into a settlement, consent to judgement or other voluntary final disposition in connection with any such proceedings under this Clause 10 that: (i) extends, or purports to extend, the settling Party’s rights under the Immutep Background IP or Collaboration IP beyond the rights granted pursuant to this Agreement; (ii) makes any admission regarding wrongdoing or inequitable conduct by the other Party, its Affiliates or Sub-licensees; (iii) makes any admission regarding the invalidity, unenforceability, scope of claims or absence of infringement of any Patent owned by the other Party or regarding the existence or relevance of any prior art relating to any such Patent; (iv) subjects the other Party to an injunction or other equitable relief; or (v) obligates the other Party to make a monetary payment; (vi) puts the other Party in breach of any contractual commitment to a Third Party which has been disclosed to the settling Party; (vii) except to the extent permitted under Clauses 10.1 to 10.4, results in the amendment of any Immutep Background IP or Collaboration IP; (viii) except to the extent permitted under Clauses 10.1 to 10.4, diminishes the other Party’s right, title or other ownership interest in or to the Immutep Background IP or the Collaboration IP; or (ix) surrenders subject matter or dedicates any subject matter to the public in respect of any Patent owned by the other Party, in all cases without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

10.7

Recovery. Any damages or award (including any award of costs) made in the proceedings shall first be applied to the reimbursement of the legal costs of GSK (and of Immutep if Immutep has participated in or has taken over the conduct of the proceedings). Any excess amounts shall be treated as follows: (i) if GSK has taken over the conduct of the proceedings, then such excess amounts shall be treated as Net Sales; or (ii) if Immutep has taken over conduct of the proceedings, then such excess amounts shall be equally shared between GSK and Immutep.

10.8

Trademarks. GSK shall be responsible for the selection of all trademarks which it employs in connection with the Licensed Product in the Territory and shall own and control such trademarks. GSK shall be responsible for registration and maintenance of all such trademarks. Nothing in this Agreement shall be construed as a grant of rights, by licence or otherwise, to Immutep to use such trademarks or any other trademarks owned by GSK for any purpose. GSK shall own such trademarks and shall retain such ownership upon termination or expiration of this Agreement.

11 REGULATORY & PHARMACOVIGILANCE

11.1

Pharmacovigilance. GSK shall be responsible for the timely reporting of product quality complaints, adverse events and product safety data related to the Monoclonal Antibody and Licensed Product to the appropriate Regulatory Agency or other health authorities. GSK shall maintain a global adverse event database for the Monoclonal Antibody and Licensed Product. GSK shall respond effectively in a timely manner to all safety issues with respect to the Monoclonal Antibody and Licensed Product, and to all requests made by any Regulatory Authority in the Territory.

11.2	Ownership of Regulatory Filings. GSK shall own and maintain all regulatory filings for the Monoclonal Antibody and the Licensed Product filed pursuant to this Agreement, including all INDs.

12 CONFIDENTIALITY

12.1

Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the Term and for a period of [***] thereafter, the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any confidential and

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proprietary information and materials, patentable or otherwise (including, this Agreement, trade secrets, Know-How, inventions or discoveries, formulae, methods, materials, processes, techniques and information relating to a Party’s past, present and future marketing, financial, and research and development activities of any product or potential product or useful technology of the Disclosing Party and the pricing thereof) (collectively, “Confidential Information”), in any form (written, oral, photographic, electronic, magnetic, or otherwise), which is disclosed or made available to it by the other Party (the “Disclosing Party”) or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement, except to the extent that it can be established by the Receiving Party that such Confidential Information:

12.1.1

was in the lawful knowledge and possession of the Receiving Party prior to the time it was disclosed or made available to, or learned by, the Receiving Party, or was otherwise developed independently by the Receiving Party without reference to or use of the Disclosing Party’s Confidential Information, as evidenced by written records kept in the ordinary course of business or other documentary proof of actual use by the Receiving Party;

12.1.2	was available to the public generally or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

12.1.3	became available to the public generally or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party;

12.1.4

was disclosed to the Receiving Party, other than under an obligation of confidentiality to or at the direction of the Disclosing Party, by a Third Party who had no obligation not to disclose such information to others;

12.1.5	where the Disclosing Party provides its consent, which shall not be unreasonably withheld;

12.1.6

where such Confidential Information is covered by the obligations Immutep owes to Ares Trading SA in accordance with the Merck-Serono Agreement, and Immutep is required to disclose to Ares Trading SA, provided that Immutep shall procure that Ares Trading SA shall maintain the Confidential Information in accordance with the provisions of this Clause 12 for the Term of this Agreement; or

12.1.7	where such Confidential Information of Immutep is required to be disclosed in accordance with this Agreement.

12.2

Press Release; Disclosure of Agreement. Promptly after the Effective Date, either or both Parties may issue mutually agreed public announcements of the execution of this Agreement, and either Party may make subsequent public disclosure of the content of such press release in the same context without further approval of the other Party. Neither Party shall be free to issue any other press release or similar public announcement regarding the Agreement or its subject matter (it being understood that publication in scientific journals, presentation at scientific conferences and meetings and the like are intended to be covered by Clause 12.3 and not subject to this Clause 12.2), except with the other Party’s consent as may be required under this Agreement, further except that GSK shall be permitted to make subsequent public disclosures provided it has informed Immutep of the content of such disclosure in advance of such planned disclosure date. The principles to be observed by Immutep and GSK in any such permitted public disclosures with respect to this Agreement or its subject matter shall be: accuracy, the requirements of confidentiality under this Clause 12, and the normal business practice in the pharmaceutical industry for disclosures by companies of comparable size and comparable regulatory requirements to GSK and Immutep, respectively.

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12.3	Publications.

12.3.1

Publications by Immutep. During the Term, Immutep may publish or present data or results that it generates in the performance of the Research Programme in scientific journals or conferences, subject to the prior review and comment by GSK, as follows: Immutep shall provide GSK with the opportunity to review any such proposed abstract, manuscript or presentation by delivering a copy thereof to GSK no less than thirty (30) days before its intended submission for publication or presentation. GSK shall have [***] from its receipt of any such abstract, manuscript or presentation in which to notify Immutep in writing of any specific objections to the disclosure of Confidential Information of either Party. In the event GSK objects to the disclosure in writing within such [***] period:

(a)	Immutep shall not submit the publication or abstract or make the presentation containing the objected-to information until the Parties have agreed to such content;

(b)	Immutep shall delete from the proposed disclosure any Confidential Information of GSK upon the request of GSK; and

(c)

if GSK determines that such abstract, manuscript or presentation contains patentable subject matter which would be either Immutep Background IP or Collaboration IP, Immutep shall delay such publication for up to an additional [***] to enable the pursuit of appropriate Patent protection. Once any such abstract or manuscript is accepted for publication, Immutep will provide GSK with a copy of the final version of the manuscript or abstract.

12.3.2

Publications by GSK. GSK may publish or present data or results including but not limited to abstracts, manuscripts or presentations, relating to the Monoclonal Antibody and/or the Licensed Product in scientific journals or at scientific conferences. In the event GSK wishes to publish or present results utilising the Immutep Licensed Arising IP, Joint Licensed Arising IP and the GSK Licensed Arising IP, GSK shall provide a copy of the proposed written publication or an outline of a proposed oral disclosure at least [***] prior to submission for publication or presentation. For clarity, Immutep shall not have the right to comment, contribute or affect in any way the aforementioned abstracts, manuscripts or presentions, relating to the Monoclonal Antibody and/or the Licensed Product published or presented by GSK.

12.3.3

General. Notwithstanding Clauses 12.3.1 and 12.3.2, once an abstract, manuscript or presentation has been reviewed by a Party in accordance with Clause 12.3, the same content included in such abstract, manuscript or presentation does not have to be provided again to the other Party for review for a later submission for publication, except if there is any change at all to the proposed disclosure, in which case, the prior review of the other Party shall be required. In any permitted publication or presentation by a Party, the other Party’s contribution shall be duly recognized, and co- authorship shall be determined in accordance with customary standards. Furthermore, with respect to any proposed abstracts, manuscripts or summaries of presentations by investigators or other Third Parties having the right to do so, such materials shall be subject to review under this Clause 12.3 to the extent that GSK or Immutep (as the case may be) has the right to do so.

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12.4

Remedies. Each Party shall be entitled to seek, in addition to any other right or remedy it may have at law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Clause 12.

12.5

Use of Name. Neither GSK nor its Affiliates, nor its Sub-licensees shall use the “INSERM” name or “ARES Trading SA” name or the name of their Affiliates, in any publicity or advertising without the prior written consent of INSERM or ARES Trading SA, except where required under the terms of this Agreement. This provision shall not prevent GSK nor its Affiliates, nor its Sub-licensees from any disclosure under this Clause 12.5 as required by applicable law.

13 REPRESENTATIONS AND WARRANTIES

13.1	Representations and Warranties of Both Parties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

13.1.1

such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions of this Agreement;

13.1.2	such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of all of its obligations under this Agreement;

13.1.3

this Agreement has been duly executed and delivered on behalf of such Party and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Agreement (subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, to judicial principles affecting the availability of specific performance and to general principles of equity, whether enforceability is considered a proceeding at law or equity);

13.1.4

the execution, delivery and performance of this Agreement or the grant of any rights or licenses by such Party to the other Party does not conflict with and is not inconsistent with the terms or conditions of any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound; or violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party;

13.1.5

no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable laws, rules or regulations currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement, or for the performance by it of its obligations under this Agreement; and

13.1.6

it has not, to its knowledge, employed or used a contractor or consultant that has employed any individual or entity debarred by the FDA (or subject to a similar sanction of EMA) or, to its knowledge, any individual who or entity which is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA), in the conduct of the research and development of the Monoclonal Antibody as of the Effective Date.

13.2	Representations and Warranties of Immutep. Immutep hereby represents and warrants to GSK, as of the Effective Date, that:

[***].

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13.3	Immutep Covenants. Immutep hereby covenants to GSK that:

13.3.1

all employees, consultants and agents of Immutep or its Affiliates working in or otherwise involved in the Research Programme, or otherwise in relation to the Monoclonal Antibody, shall be under the obligation to assign all right, title and interest in and to their inventions conceived and discoveries made within the scope of their employment, whether or not patentable, if any, to Immutep as the sole owner thereof;

13.3.2

Immutep shall at all times perform its activities pursuant to this Agreement in compliance in all material respects with good laboratory and clinical practices, in each case to the extent customary for any particular activity and as applicable under the laws and regulations of the country and the state and local government wherein such activities are conducted.

13.3.3

it shall not during the Term grant to any Third Party (i) any right or licence or (ii) any lien, mortgage or security interest or any other similar interest that would give the holder the right to convert the interest into ownership, relating to any of the Immutep Background IP or Collaboration IP that would conflict with, restrict or otherwise limit the scope of any of the rights pertaining to the Monoclonal Antibody.

13.4	GSK Covenants. GSK hereby covenants to Immutep that;

13.4.1

all employees, consultants and agents of GSK or its Affiliates working under this Agreement shall be under the obligation to assign all right, title and interest in and to their inventions conceived and discoveries made within the scope of their employment, whether or not patentable, if any, to GSK as the sole owner thereof; and

13.4.2

it or its Affiliate, as applicable, shall at all times retain sufficient Control over the GSK Arising IP and GSK Background IP to be able to grant the licences to Immutep provided for in this Agreement.

13.5	Compliance with Laws.

13.5.1

Each Party shall perform its obligations under this Agreement in a manner that complies with all applicable international, national and local laws in relation to, or otherwise relevant to, its obligations under this Agreement.

13.5.2	Each Party hereby represents, warrants and covenants that it will not, under any circumstances, and at all relevant times, make, or cause or authorise

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any third party acting on its behalf to make, directly or indirectly, any prohibited bribes, offers, promises or payments of money, or anything of value, to any official (including but not limited to government officials, government employees, any political party or political party official, any candidate for political office, or any person otherwise acting in an official capacity) pursuant to all applicable laws (including but not limited to laws prohibiting bribery or corruption and export control laws, currency exchange laws, customs laws and tax laws), or any other third party, for the purpose of influencing such party’s acts or decisions or in order to obtain or retain business or secure an unfair business advantage for either party in performing its duties and obligations pursuant to this Agreement. Immutep acknowledges receipt of the ‘Prevention of Corruption – Third Party Guidelines’ as attached at Schedule 2 and agrees to perform its obligations under the Agreement in accordance with the principles set out therein.

13.5.3

Each Party expressly agrees that this Agreement is the result of arms length negotiations and that neither Party has entered into this Agreement with a corrupt motive to obtain or retain business or to secure an unfair business advantage.

13.5.4

Each Party hereby warrants and undertake that they shall at all material times keep and maintain accurate and up to date accounting records to ensure that all transactions relating to this Agreement are sufficiently documented.

13.6

Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET OUT IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY INCLUDING HEREBY DISCLAIMS ALL WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR THAT ANY PATENTS ARE VALID OR ENFORCEABLE OR THAT THEIR EXERCISE DOES NOT OR WILL NOT INFRINGE ANY PATENT RIGHTS OF THIRD PARTIES.

14 INDEMNIFICATION; INSURANCE

14.1	Indemnification by GSK. GSK shall indemnify, defend and hold harmless Immutep and its Affiliates and its and their respective directors, officers, employees and agents, from and against [***];

14.2

Indemnification by Immutep. Immutep shall indemnify, defend and hold harmless GSK, its Affiliates, its Sub-licensees and their respective directors, officers, employees and agents, from and against [***].

14.3

Procedure. In the event that either Party or other person entitled to indemnification under Clause 14.1 or Clause 14.2 (in any case, an “Indemnitee” and, collectively, a Party’s “Indemnitees”) is seeking such indemnification, such Indemnitee shall promptly notify, in writing, the indemnifying Party of the Third Party Claim as soon as reasonably practicable after such Indemnitee receives notice of such Third Party Claim, such notice to contain a description of the Third Party Claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time); provided that:

14.3.1	each Party may provide such notice on its behalf and on behalf of its Indemnitees to the other Party; and

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14.3.2	in the event of a delay in providing such notice, the indemnifying Party shall not be liable for any Losses that would not have occurred if such notice had been provided promptly.

Each Indemnitee shall thereafter furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of the Third Party Claim or any Losses and shall permit the indemnifying Party to assume direction and control of the defence of the Third Party Claim (including the sole right to settle it at the sole discretion of the indemnifying Party, taking into consideration in good faith any reasonable concerns or objections raised by the Indemnitee; provided that such settlement does not impose any obligation on, or otherwise adversely affect, the Indemnitee or other Party). If the indemnifying Party assumes the defence of a Third Party Claim, except as provided in Clause 14.4, the indemnifying Party shall not be liable to the other Party or any of its Indemnitees for any legal expenses subsequently incurred by such other Party or Indemnitee(s) in connection with the analysis, defence or settlement of the Third Party Claim. In the event that it is judicially

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determined (in a final, non-appealable decision) or otherwise agreed by the Parties, that the indemnifying Party is not obligated to indemnify, defend or hold harmless any Indemnitee(s) from and against the Third Party Claim, the other Party shall reimburse the indemnifying Party for any and all actual costs and expenses (including the reasonable fees of attorneys and other professionals) and any Losses actually paid by the indemnifying Party in its defence of the Third Party Claim with respect to such Indemnitee(s).

14.4

Participation in Defence. Any Indemnitee seeking indemnity under this Agreement shall be entitled to participate in, but not control, the defence of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnitee’s own expense unless:

14.4.1	the employment thereof has been specifically authorized by the indemnifying Party in writing;

14.4.2	the indemnifying Party has failed to assume the defence and employ counsel (in which case the other Party shall control the defence); or

14.4.3

the named Parties to such Third Party Claim include both the indemnifying Party and the Indemnitee and the Indemnitee reasonably concludes, that the indemnifying Party and the Indemnitee have conflicting interests that make separate counsel with respect to such Third Party Claim advisable.

14.5	Cooperation. The Party seeking indemnification shall, and shall cause each of its Indemnitees to:

14.5.1	cooperate as reasonably requested (at the expense of the indemnifying Party) in the defence of the applicable Third Party Claim; and

14.5.2	undertake all reasonable steps to mitigate any Losses with respect to such Third Party Claim.

14.6	Insurance.

14.6.1

Immutep’s Insurance Obligations. Immutep shall maintain or ensure that it is covered by, at its sole cost, with effect from the Effective Date and during the Term thereafter, adequate insurance against liability and other risks associated with its activities and liabilities contemplated under this Agreement, including but not limited to its indemnification obligations herein, in such amounts and on such terms as are customary for prudent practices for companies of comparable size to Immutep in the pharmaceutical or biopharmaceutical industry.

14.6.2

GSK’s Insurance Obligations. GSK hereby represents and warrants to Immutep that it is self-insured against liability and other risks associated with its activities and obligations under this Agreement in such amounts and on such terms as are customary for prudent practices for global pharmaceutical companies and agrees that it shall remain so insured throughout the Term. GSK shall furnish to Immutep evidence of such self- insurance, upon request.

14.7

LIMITATION OF CONSEQUENTIAL DAMAGES. EXCEPT FOR A BREACH OF CLAUSE 12 (CONFIDENTIALITY) OR FOR ANY CLAIMS OF A THIRD PARTY WHICH ARE SUBJECT TO INDEMNIFICATION UNDER THIS CLAUSE 14, NEITHER IMMUTEP NOR GSK, NOR ANY OF THEIR RESPECTIVE AFFILIATES, SUB-LICENSEES, SUCCESSORS OR ASSIGNEES WILL BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT, ITS AFFILIATES OR ANY OF THEIR SUB-LICENSEES FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, RELIANCE, EXEMPLARY OR PUNITIVE DAMAGES OR, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

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14.8	LIMITATION. NEITHER GSK NOR IMMUTEP LIMITS OR EXCLUDES ITS LIABILITY FOR FRAUD, FRAUDULENT CONCEALMENT OR FRAUDULENT MISREPRESENTATION, NOR FOR DEATH OR PERSONAL INJURY ARISING FROM ITS NEGLIGENCE.

15 TERM AND TERMINATION

15.1

Term; Expiration. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to this Clause 15 or by mutual agreement of the Parties, shall continue in force and effect until [***].

15.2	Termination by GSK. In addition to any other remedies available at law or in equity, GSK may immediately terminate this Agreement in accordance with the following provisions of this Clause 15.2:

15.2.1

Material Breach. Immutep commits a material breach of any of the terms of this Agreement, including a breach of Immutep’s obligations pursuant to Clause 7, but excluding a breach of Immutep’s obligations pursuant to Clause 4 (which shall not be considered a material breach, except Clauses 4.12.4, a breach of which shall constitute a material breach for the purposes of this Clause 15.2.1) and fails to cure such material breach within [***] of receipt of a written notice from GSK as to the material breach and requiring it to be remedied, or, with respect to any breach other than a breach of a payment obligation, notwithstanding Immutep’s on-going obligation to perform the terms of this Agreement, if cure cannot be reasonably effected within such [***] period, delivery by Immutep of a plan for curing such material breach that is sufficient to effect a cure within a reasonable timeframe, with assurances acceptable to GSK, and shall thereafter carry out the plan and cure the material breach within the agreed timeframe. If Immutep has not cured the material breach accordingly, then GSK may terminate this Agreement immediately upon notice to Immutep. In the event of a good faith dispute with respect to the existence of a material breach, the effect of the notice of termination shall be suspended until such time as the dispute is resolved pursuant to Clause 18. The failure to disclose information which is prohibited by Applicable Laws shall not constitute a material breach of this Agreement pursuant to this Clause 15.2.1.

15.2.2

Insolvency. Immutep is unable to pay its debts within the meaning of S. 123 of the Insolvency Act 1986 or any other equivalent law in any country (including for the avoidance of doubt, the law of France) or shall convene a meeting of its creditors or if a proposal shall be made for a voluntary arrangement within Part I of the Insolvency Act 1986 or any other equivalent law in any country (including for the avoidance of doubt, the law of France) or a proposal for any other composition, scheme or arrangement with (or assignment for the benefit of) its creditors or a receiver,

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administrative receiver or similar officer is appointed over all or a substantial part of its undertaking or assets or if a petition is presented or a meeting is convened for the purpose of considering a resolution or other steps are taken for its winding (other than for the purposes of reconstruction or amalgamation and whether by the presentation of a winding up petition or otherwise) or for the making of an administration order.

15.2.3	[***].

15.3	Termination by Immutep.

15.3.1	In addition to any other remedies available at law or in equity, Immutep may immediately terminate this Agreement in accordance with the following provisions of this Clause 15.3:

15.3.2

Material Breach. GSK commits a material breach of any of the terms of this Agreement and fails to cure such material breach within [***] of receipt of a written notice from Immutep as to the material breach and requiring it to be remedied, or, with respect to any breach other than a breach of a payment obligation, notwithstanding GSK’s on-going obligation to perform the terms of this Agreement, if cure cannot be reasonably effected within such [***] period, delivery by GSK of a plan for curing such material breach that is sufficient to effect a cure within a reasonable timeframe, with assurances acceptable to Immutep, and shall thereafter carry out the plan and cure the material breach within the agreed timeframe. If GSK has not cured the material breach accordingly, then, Immutep may terminate this Agreement immediately upon notice to GSK. In the event of a good faith dispute with respect to the existence of a material breach other than with respect to GSK’s payment obligations pursuant to Clause 8, the effect of the notice of termination shall be suspended until such time as the dispute is resolved pursuant to Clause 18, provided further that the resolution of such dispute is promptly commenced and diligently pursued by GSK. In the event of a good faith dispute with respect to the existence of a breach of GSK’s payment obligations pursuant to Clause 8, the cure period shall be suspended upon initiation of a mediation and until such time as the dispute is resolved pursuant to Section 18.

15.3.3

Insolvency. GSK is unable to pay its debts within the meaning of S. 123 of the Insolvency Act 1986 or any other equivalent law in any country or shall convene a meeting of its creditors or if a proposal shall be made for a voluntary arrangement within Part I of the Insolvency Act 1986 or a proposal for any other composition, scheme or arrangement with (or assignment for the benefit of) its creditors or a receiver, administrative receiver or similar officer is appointed over all or a substantial part of its undertaking or assets or if a petition is presented or a meeting is convened for the purpose of considering a resolution or other steps are taken for its winding (other than for the purposes of reconstruction or amalgamation and whether by the presentation of a winding up petition or otherwise) or for the making of an administration order.

15.3.4

No Challenge. In the event that GSK or any of its Affiliates, anywhere in the world, institutes, prosecutes or otherwise participates in (or in any way knowingly and intentionally aids any Third Party in instituting, prosecuting or participating in), at law or in equity or before any administrative or

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regulatory body, including the U.S. Patent and Trademark Office or its foreign counterparts, any claim, demand, action or cause of action for declaratory relief, damages or any other remedy, or for an enjoinment, injunction or any other equitable remedy, including any interference, re- examination, opposition or any similar proceeding, alleging that any claim in a Monoclonal Antibody Patent is invalid, unenforceable or otherwise not patentable, Immutep shall have the right to terminate the licence granted to GSK under such challenged Patent, on a patent-by-patent basis provided that:

(a)	GSK receives written notice from Immutep as to the action Immutep requires to be resolved under this Clause 15.3.4; and

(b)

GSK shall have a period no less than [***] to either: (i) resolve such action under this Clause 15.3.4 or (ii) deliver a plan reasonably necessary for resolving such action under this Clause 15.3.4. In the event that GSK delivers a plan for resolving the aforementioned action, Immutep shall not be entitled to terminate the licence granted to GSK under such challenged Patent until such plan has been implemented by GSK in its entirety.

(c)

following the receipt of a written notice from Immutep as to the action Immutep requires to be rectified under this Clause 15.3.4, and GSK fails to rectify or cure such action pursuant to this Clause 15.3.4 within [***] and the delivery by GSK of a plan for curing such material breach that is sufficient to effect a cure within a reasonable timeframe, with assurances acceptable to GSK, and shall thereafter carry out the plan and cure the material breach within the agreed timeframe. If GSK has not cured the material breach accordingly, then, Immutep may terminate the licence granted to GSK under such challenged Patent immediately upon notice to GSK. In the event of a good faith dispute with respect to the existence of a material breach, the effect of the notice of termination shall be suspended until such time as the dispute is resolved pursuant to Clause 18, provided further that the resolution of such dispute is promptly commenced and diligently pursued by GSK.

16 CONSEQUENCES OF TERMINATION

16.1	Upon any termination or expiration of this Agreement:

16.1.1

General. Such termination or expiration of this Agreement shall: (i) be without prejudice to any other damage or legal redress that a Party may be entitled to, and (ii) shall not release a Party from any indebtedness, liability or other obligation incurred under this Agreement by such Party prior to the date of termination or expiration of this Agreement.

16.1.2

Expiration of Financial Obligations. On the expiration of all royalty obligations with respect to the Licensed Product that is being commercialised by GSK in a particular country, if any, subject to the terms and conditions of this Agreement, GSK shall have a perpetual, non- exclusive, fully-paid and royalty-free right and licence, with the right to grant sublicenses, under all of Immutep’s rights in and to the Immutep Background IP, Collaboration IP and/or Managed Patents assumed by Immutep under Clause 10.1 to continue to make, have made, use, sell, offer to sell and import the Monoclonal Antibody and the Licensed Product in the Field in such country.

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16.1.3

Termination. All licenses granted to GSK and Immutep, as applicable, under this Agreement shall, save as provided in Clause 16.1.4 and subject to Clause 16.1.4, terminate on a country-by-country basis to the extent that they relate to a country GSK has selected for the termination of its rights under this Agreement.

16.1.4

GSK Continuing Rights. Upon the termination of this Agreement by GSK pursuant to Clause 15.2.1 or Clause 15.2.2, GSK shall continue to have the exclusive right to research, develop and commercialise the Monoclonal Antibody and/or the Licensed Product and the covenant of Immutep in Clause 7, together with the licence granted in Clause 2.1 shall continue in full force and effect subject only to the payment by GSK of the applicable amounts set out in Clause 8. If GSK terminates this Agreement pursuant to Clause 15.2.1 and/or Clause 15.2.2, GSK shall then decrease any milestone and royalty payment payable to Immutep in respect of the Licensed Product by fifty percent (50%), for so long as GSK has the right to commercialise such Licensed Product on the terms set out under this Agreement and Immutep shall:

(a)

immediately upon termination of this Agreement, assign to GSK all of the Immutep Licensed Arising IP, Immutep Non-Licensed Arising IP, the Immutep interest in the Joint Licensed Arising IP and the Immutep interest in the Joint Non-Licensed Arising IP, and the Immutep Know-How; and

(b)

use all reasonable endeavours to procure as soon as reasonably practicable that GSK becomes a direct licensee pursuant to the INSERM Agreement and the Merck-Serono Agreement with such rights as to enable GSK to fulfil its rights and obligations under this Agreement as it exists prior to its termination in accordance with this Clause 16.1.4.

16.1.5

Return of Information. Subject to Clause 16.1.3, with respect to surviving licenses and all related Know-How, regulatory documentation and clinical data, each Party shall, at the request of the other Party, return, or destroy (upon the requesting Party’s request) all Confidential Information of the other Party in its possession, save for one copy of each document containing Confidential Information which may be retained for purposes of assessing on-going compliance with the provisions of Clause 12.

16.1.6

Survival. The following rights and obligations shall survive such termination or expiration: (i) the confidentiality obligations set forth in Clause 12; (ii) all then-existing payment obligations owed by GSK to Immutep pursuant to Clause 8 and all obligations for record-keeping and accounting records in accordance with the terms of this Agreement; (iii) the Parties’ rights with respect to the ownership of intellectual property as set forth in Clauses 9 and 10; (iv) the obligations on indemnity pursuant to Clause 14.2; and (v) the Parties’ rights and immunities pursuant to the disclaimers set forth in Clauses 14.7 and 14.8.

16.1.7

Immutep Rights Upon Termination. If GSK terminates this Agreement without cause pursuant to Clause 15.2.3 or if Immutep terminates this Agreement pursuant to Clause 15.3.2 and Clause 15.3.3, at Immutep’s request, all rights and licenses granted to GSK relating to the Monoclonal Antibody, the Immutep Intellectual Property, or the Merck-Serono IP, shall terminate and revert back to Immutep and all respective obligations of GSK shall terminate accordingly upon such termination.

16.1.8

Further Immutep Rights Upon Termination. Immutep shall not have any further rights in respect of the development or commercialisation of the Monoclonal Antibody and/or Licensed Product if a Safety Concern exists on the date of termination of this Agreement. In the event that a Safety Concern does not exist:

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(a)

the Parties shall negotiate in good faith, for a period of up to [***] from the date of termination, a royalty that Immutep, its Affiliates or Sub-licensees would pay to GSK on Net Sales (the definition of which shall apply to this Clause 16.1.8 (a) mutatis mutandis) of the Licensed Product, for the right to use or have used, develop, manufacture, import, sell and offer to sell Licensed Product in the Field, in the Territory, the level of such royalty to reflect each of: (i) the investment by GSK in the development of such Monoclonal Antibody and/or Licensed Product, (ii) the extent of the clinical studies performed by GSK with such Monoclonal Antibody and/or Licensed Product, and (iii) the stage of development of such Monoclonal Antibody and/or Licensed Product.

(b)

GSK shall grant to Immutep a non-exclusive licence under the GSK Background IP, the GSK Non-Licensed Arising IP, the GSK Licensed Arising IP, GSK Programme IP, and GSK Licensed Arising IP and Immutep’s interest in the Joint Licensed Arising IP assigned to GSK purusant to Clause 9.4.1 solely for the purpose to use or have used, develop, manufacture, import, sell and offer to sell the Licensed Product (with the right to grant sublicenses solely for the purpose to use or have used, develop, manufacture, import, sell and offer to sell the Licensed Product).

(c)

GSK shall transfer to Immutep ownership at Immutep’s sole cost, of all Regulatory Approvals and applications for such Regulatory Approvals reasonably required by Immutep to use or have used, develop, manufacture, import, sell and offer to sell the Licensed Product.

(d)

GSK shall provide Immutep with copies of GSK clinical data and GSK technology reasonably required by Immutep to use or have used, develop, manufacture, import, sell and offer to sell the Licensed Product as manufactured, formulated and, if applicable, approved at the date of termination.

16.1.9

Continuation of Clinical Studies. In the event that the Agreement terminates during any clinical trial sponsored by GSK pertaining to the Monoclonal Antibody and/or the Licensed Product, GSK shall at its own expense continue such clinical trials as required by Applicable Laws and ethical standards.

16.2

Supplies of Licensed Products After Termination. In the event that this Agreement is terminated after First Commercial Sale of the Licensed Product, GSK and its Affiliates and permitted Sub-licensees shall have the right, for a period of [***] following such termination, to sell in the Field in the Territory stocks of Licensed Products existing at the time of such termination for which Marketing Authorisation in the Territory has been granted, subject to all applicable payment and other related obligations in this Agreement, until such stock is exhausted. Upon expiration of such [***] period (or such other period as the Parties shall agree) the Parties shall agree how to deal with any and all quantities of any Licensed Products in GSK’s possession or control.

16.3	Accrued Rights; Surviving Provisions of the Agreement.

16.3.1

Except as provided in Clauses 16.1.7 through Clause 16.3 or as otherwise expressly stated under this Agreement, expiration or termination of this Agreement (in its entirety or with respect to any particular Research Program) shall be without prejudice to any rights or remedies provided at law or equity that either Party may otherwise have. Such expiration or termination shall not relieve either Party from obligations that are expressly indicated under Clause 16.3.2 to survive expiration or termination of this Agreement.

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16.3.2

In addition to the provisions of this Agreement that survive termination of this Agreement by operation of the provisions of Clause 16, Clause 1, Clause 8.14, Clause 8.15, the remainder of Clause 8 to the extent that payments are outstanding, Clauses 9, 12, 18 and 19 (except 19.1) shall survive any termination or expiration of this Agreement in its entirety for any reason, in accordance with the respective terms stated therein and for the duration stated therein, and where no duration is stated, shall survive indefinitely.

17 NOTICES

17.1

Any notice to be given pursuant to this Agreement shall be in writing in the English language and shall be delivered by overnight courier, by registered, recorded delivery or certified mail (postage prepaid) or by facsimile confirmed by registered, recorded delivery or certified mail (postage prepaid) to the address or facsimile number of the recipient Party set out below or such other address or facsimile number as a Party may from time to time designate by written notice to the other Party.

Address of Immutep

Immutep S.A.

Parc Club Orsay

2 rue Jean Rostand

91893 Orsay cedex

France

Fax: +33 1 69078221

For the attention of the Président Directeur Général

Address of GSK

GlaxoSmithKline

980 Great West Road

Brentford, Middlesex TW8 9GS

United Kingdom

Fax: +44 20 8047 6897

For the attention of Legal Operations, Business Development Transactions

and to:

GlaxoSmithKline

709 Swedeland Road

UW2318

King of Prussia, PA 19406

USA

Fax No: +1 610 270 6299

For the attention of the Senior Vice President, Worldwide Business Development and R&D Finance

17.2	Any notice given pursuant to this Clause 17 shall be deemed to have been received:

17.2.1

in the case of delivery by courier or sending by mail on the day of receipt provided receipt occurs on a Business Day of the recipient Party or otherwise on the next following Business Day of the recipient; or

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17.2.2

in the case of facsimile, on acknowledgement by the recipient facsimile receiving equipment on a Business Day if the acknowledgement occurs before 5.00 pm local time of the recipient and in any other case on the next following Business Day.

17.3	Any notice that is required in this Agreement to be given in writing shall include notices by fax or post but shall not include any notice by e-mail.

18 DISPUTE RESOLUTION

18.1

Dispute Resolution. Prior to the commencement of any litigation with respect to this Agreement, the Executive Officer or designates of the Party considering commencement of such litigation shall notify the Executive Officer or designate of the other Party that such litigation is being contemplated. The Parties’ Executive Officers shall make themselves available to discuss the dispute, difference or question, as the case may be (the “Unresolved Matter”), and use good faith efforts to resolve such Unresolved Matter within the [***] following the delivery of such notice. Notwithstanding the provisions of this Clause 18.1 or of Clause 18.2, each Party shall be free to seek temporary injunctive relief in court as the situation may necessitate based upon any irreparable harm which may ensue while awaiting the resolution of any proceeding authorized under this Clause 18.

18.2

If the Unresolved Matter is not resolved within such [***] period, the Parties agree to submit it for non-binding mediation (with the understanding that the role of the mediator shall not be to render a decision but to assist the Parties in reaching a mutually acceptable resolution) in London UK (or such other location as may be mutually agreed upon by the Parties. If the Unresolved Matter is not resolved within such [***] of the delivery of such notice either Party may, subject to Clause 18.3, make such applications to court as it sees fit. For clarity, the Parties understand and agree that no matter which is subject to the final decision-making authority of a Party as expressly set forth in Clause 6.2 or Clause 10.3 shall be subject to any review under this Clause 18.2 or otherwise under this Agreement or in court or by any other legal tribunal or proceeding at law or in equity. The mediation is non-binding and Parties shall not be obliged to accept or follow any recommendation of the mediator.

18.3

Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of England and the Parties, hereby irrevocably submit to the exclusive jurisdiction of the English Courts.

19 MISCELLANEOUS

19.1

Assignment. Neither this Agreement nor any right or obligation hereunder shall be assignable by either Party to any third party without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, either Party may assign this Agreement and the rights, affirmative obligations and interests of such Party, in whole or in part, without any consent of the other Party, to an Affiliate, or to a Third Party that acquires all or substantially all of the business or assets of such Party to which this Agreement pertains (whether by merger, reorganization, acquisition, sale or otherwise) and agrees in writing to be bound by the terms and conditions of this Agreement. No assignment shall be valid or effective unless and until the assignee or transfer shall agree in writing to be bound by the provisions of this Agreement.

19.2

Force Majeure. No Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when

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such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure is defined as causes beyond the reasonable control of the Party, including: acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labour disturbances; and failure of public utilities or common carriers. In such event Immutep or GSK, as the case may be, shall promptly notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum of [***], after which time Immutep and GSK, will meet to agree a mutually-acceptable way forward. To the extent possible, each Party shall use reasonable endeavours to minimize the duration of any force majeure.

19.3

Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right under this Agreement or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

19.4

Severability. If any provision of this Agreement is held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties. All other provisions of this Agreement shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

19.5

Entire Agreement; Amendment. This Agreement, together with its Schedules, set out all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings, written or oral, between the Parties with respect to such subject matter. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized representative of each Party.

19.6

Independent Contractors. Nothing in this Agreement shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Neither Party shall assume, either directly or indirectly, any liability of or for the other Party. Neither Party shall have the authority to bind or obligate the other Party, and neither Party shall represent that it has such authority.

19.7

Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

19.8

Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by the Parties and their respective successors and their respective permitted assigns.

19.9

Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, each of the Parties hereby waives the application in connection with the

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interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the Agreement as executed or any earlier draft of this Agreement.

19.10

Third Parties. Except where expressly stated in this Agreement to the contrary no person who is not a Party to this Agreement (or his successors or permitted assignees under this Agreement) has any rights under the Contracts (Rights of Third Parties) Act 1999 or otherwise to enforce or enjoy the benefit of any term of this Agreement.

19.11	Fees and Expenses. Each Party shall pay its respective legal and other fees and expenses associated with the preparation and negotiation of this Agreement.

19.12

Supremacy. In the event of any conflict or uncertainty between the terms of this Agreement and any Schedules hereto, the terms of the main body of this Agreement, that is Clauses 1 to 19 inclusive, shall supersede and control.

19.13

Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures and signatures transmitted via pdf shall be treated as original signatures.

19.14	Binding Effect. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

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IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties, have executed, or caused this Agreement to be executed by their duly authorized representatives, as of the Effective Date.

IMMUTEP S.A.

By:

Name:

Title:

GLAXO GROUP LIMITED

By:

Name:

Title:

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SCHEDULES 1- 10

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